                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           Coca-Cola Enterprises Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                           COCA-COLA ENTERPRISES INC.

Summerfield K. Johnston, Jr.                                    PO Box 723040
     Vice Chairman and                                        Atlanta, GA 31139
  Chief Executive Officer                                        770 989-3000

                                 March 10, 1997

Dear Share Owner,

     You are cordially invited to attend the 1997 Annual Meeting of Share Owners of Coca-Cola Enterprises Inc., which will be held in Wilmington, Delaware on Monday, April 21, 1997, at 10:30 a.m. The enclosed meeting notice and proxy statement contain details concerning the business to be discussed at the meeting.

     Please sign, date and return your proxy card in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the meeting, even if you cannot attend.

                                           /s/ Summerfield K. Johnston, Jr.

                                           Summerfield K. Johnston, Jr.

                           COCA-COLA ENTERPRISES INC.
                 NOTICE OF 1997 ANNUAL MEETING OF SHARE OWNERS



TIME:           10:30 a.m. (local time), Monday, April 21, 1997
PLACE:          Hotel du Pont
                11th and Market Streets
                Wilmington, Delaware
AGENDA:         Consider and act upon the following:

                        1. The election of five directors to serve until the
                   2000 Annual Meeting of Share Owners of Coca-Cola Enterprises Inc. (the "Company"). Those nominated by the Board are:

              Howard G. Buffett      Jean-Claude Killy
              Johnnetta B. Cole      Henry A. Schimberg
              Claus M. Halle

                        2. The Company's 1997 Stock Option Plan;

                        3. The Company's Long-Term Incentive Plan (effective
                   January 1, 1997);

                        4. The Company's Executive Management Incentive Plan
                   (effective January 1, 1997);


                        5. An amendment to the Company's certificate of
                   incorporation to increase the authorized common stock of the Company and to effect a 3-for-1 split of the common stock of the Company;


                        6. The appointment of Ernst & Young LLP as independent
                   auditors of the Company for the 1997 fiscal year;

                        7. The creation of an independent nominating committee
                   pursuant to a share-owner proposal; and

                        8. The transaction of such other business as may
                   properly come before the meeting and any adjournments of it.

RECORD DATE:     Holders of common stock of the Company at the close of business on February 19, 1997 are entitled to vote.

     More information about the above can be found in the attached proxy statement. A list of share owners as of the record date is available for inspection during normal business hours from April 4 through April 18, 1997, at the offices of Morris, Nichols, Arsht and Tunnell, 1201 North Market Street, Wilmington, Delaware.


                                          By Order of the Board of Directors

                                          J. GUY BEATTY, JR.
                                          Secretary

Atlanta, Georgia
March 10, 1997


     EACH SHARE OWNER IS ENCOURAGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY. A SHARE OWNER WHO DECIDES TO ATTEND THE MEETING MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                           COCA-COLA ENTERPRISES INC.
                            2500 WINDY RIDGE PARKWAY
                             ATLANTA, GEORGIA 30339

                                                                  March 10, 1997

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHARE OWNERS
                           TO BE HELD APRIL 21, 1997

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Coca-Cola Enterprises Inc. (the "Company") to be voted at the 1997 Annual Meeting of Share Owners of the Company and at any adjournments thereof. The Annual Meeting will be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, on Monday, April 21, 1997, at 10:30 a.m., local time.

     The mailing address of the principal executive offices of the Company is Post Office Box 723040, Atlanta, Georgia 31139. The approximate date on which this proxy statement and form of proxy are first being sent or given to share owners is March 10, 1997.

                                     VOTING


     Only owners of record of shares of common stock of the Company ("Company Stock") at the close of business on February 19, 1997, are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Each share owner of record on the record date is entitled to one vote for each share of Company Stock so owned. On February 19, 1997, there were 125,804,928 shares of Company Stock issued and outstanding. Under the Company's bylaws, the holders of a majority of the issued and outstanding shares of Company Stock, present in person or represented by proxy at the Annual Meeting, will constitute a quorum for the transaction of business. Share owners may vote in favor of all nominees for election as directors, withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to all other proposals, share owners may vote in favor of or against each proposal or may abstain from voting. Share owners should specify their choices on the enclosed form of proxy card.


                   Recommendations of the Board of Directors

     If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a properly signed proxy card will be voted in accordance with the recommendations of the Board of Directors, which are as follows:

          FOR the election of the following five directors nominated by the Board to serve until the 2000 Annual Meeting of Share Owners:

Howard G. Buffett        Jean-Claude Killy
Johnnetta B. Cole        Henry A. Schimberg
Claus M. Halle

          FOR approval of the Company's 1997 Stock Option Plan;

          FOR approval of the Company's Long-Term Incentive Plan (effective January 1, 1997);

          FOR approval of the Company's Executive Management Incentive Plan (effective January 1, 1997);

          FOR approval of an amendment to the Company's certificate of incorporation to increase the authorized common stock of the Company and to effect a 3-for-1 stock split;

          FOR ratification of Ernst & Young LLP's appointment as independent auditors of the Company for the 1997 fiscal year;

          AGAINST a share-owner proposal to create an independent nominating committee.

     If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment as to what is in the best interest of the Company.

     The five nominees for directors receiving the highest vote totals will be elected as directors of the Company. Therefore, abstentions and broker nonvotes* will have no effect on the vote for the election of directors.

     With respect to all other proposals, the affirmative vote of the holders of a majority of the Company Stock present, or represented and entitled to vote, at the Annual Meeting, will be required to approve such proposals. Abstentions will be counted as present and entitled to vote, and will have the effect of "No" votes. Broker nonvotes will not be included in vote totals and will have no effect on the outcome of each vote.

     Proxies and votes will be tabulated by First Chicago Trust Company of New York, the transfer agent for the shares of Company Stock. Because certain holders of more than a majority of Company Stock (see "Principal Share Owners") have advised the Company of their intention to vote all such shares in accordance with the recommendations of the Board of Directors, the presence of a quorum and approval of all proposals except the share-owner proposal are reasonably assured.

     All proxies delivered pursuant to this solicitation are revocable at any time prior to voting at the option of the persons executing them either by giving written notice to the Secretary of the Company, by delivering a proxy bearing a later date, or by voting in person at the Annual Meeting. All properly executed proxies delivered and not revoked will be voted at the Annual Meeting in accordance with the directions given.

     All expenses incurred in connection with the solicitation of proxies will be borne by the Company. Such costs include charges by brokers, banks, fiduciaries and custodians for forwarding proxy materials to beneficial owners of Company Stock held in their names. Solicitation may be undertaken by mail, telephone and personal contact by directors, officers and employees of the Company without additional compensation.

---------------

*"Broker nonvotes" are limited proxies submitted by brokers who do not have the required voting authority from the beneficial owners.

PRINCIPAL SHARE OWNERS

     Set forth in the table below is information as of February 19, 1997 (except as otherwise noted) with respect to persons known to the Company to be the beneficial owners of more than five percent of the Company Stock:

                                                          NUMBER OF SHARES       PERCENT
NAME AND ADDRESS                                         BENEFICIALLY OWNED      OF CLASS
----------------                                         ------------------      --------
The Coca-Cola Company..................................      56,318,906(1)         44.8
  One Coca-Cola Plaza
  Atlanta, Georgia 30313

Summerfield K. Johnston, Jr............................      11,198,065(2)          8.8
  2500 Windy Ridge Parkway
  Atlanta, Georgia 30339

---------------

(1) The Coca-Cola Company has advised the Company that it intends to vote its shares of Company Stock in accordance with the recommendations of the Board of Directors.
(2) Summerfield K. Johnston, Jr. is Vice Chairman of the Board of Directors and Chief Executive Officer of the Company. See "Election of Directors (Proposal No. 1) -- Information Concerning Directors" and "-- Security Ownership of Directors and Officers" below. Mr. Johnston has advised the Company that he intends to vote his shares of Company Stock in accordance with the recommendations of the Board of Directors.

                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

NOMINEES

     Pursuant to the bylaws of the Company, the Board of Directors has set the number of directors of the Company at fourteen. The directors are divided into three classes, with approximately one-third of the members of the Board of Directors to be elected by the share owners annually to serve three-year terms. The terms of Howard G. Buffett, Johnnetta B. Cole, T. Marshall Hahn, Jr., Claus
M. Halle and Henry A. Schimberg expire at the Annual Meeting. Under the Company's bylaws, Mr. Hahn cannot be nominated to another term because he is age 70.

     The Board of Directors has named Howard G. Buffett, Johnnetta B. Cole, Claus M. Halle, Jean-Claude Killy and Henry A. Schimberg to stand for election as directors at the Annual Meeting. Each of the nominees has consented to serve as a director if elected at the Annual Meeting. Should any one or more of these nominees become unable to serve for any reason, or choose not to serve (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees (in which event the persons named in the enclosed proxy card will vote all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located, or by resolution provide for a lesser number of directors.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE ELECTION OF HOWARD G. BUFFETT, JOHNNETTA B. COLE, CLAUS M. HALLE, JEAN-CLAUDE KILLY AND HENRY A. SCHIMBERG AS DIRECTORS TO HOLD OFFICE UNTIL THE 2000 ANNUAL MEETING OF SHARE OWNERS, AND UNTIL THEIR RESPECTIVE SUCCESSORS ARE ELECTED AND QUALIFIED.

INFORMATION CONCERNING DIRECTORS

     Set forth below with respect to the directors and nominees for director of the Company is information regarding their principal occupations (which have continued for at least the past five years unless otherwise noted) and certain other information.

--------------------------------------------------------------------------------

                  NOMINEES FOR ELECTION TO TERM EXPIRING 2000

--------------------------------------------------------------------------------

----------------------   HOWARD G. BUFFETT, 42, has been Chairman of the Board, The
----------------------   GSI Group (manufacturer of agricultural equipment) since
----------------------   June 1996 and President of Buffett Farms since 1989. Mr.
----------------------   Buffett served as Chairman of the Executive Committee and
(PHOTO)                  President, International Operations of The GSI Group from
----------------------   September 1995 to June 1996. Mr. Buffett was Corporate Vice
----------------------   President and Assistant to the Chairman and a director of
----------------------   Archer Daniels Midland Company (agricultural processor and
----------------------   merchandiser) from 1992 to 1995. He is a director of
                         Berkshire Hathaway Inc. (diversified holding company) and
                         Lindsay Manufacturing (manufacturer of agricultural
                         irrigation equipment). He has been a director of the Company since 1993.

----------------------   JOHNNETTA B. COLE, 60, has been President of Spelman
----------------------   College, Atlanta, Georgia since 1987. Dr. Cole is also a
----------------------   director of NationsBank South, N.A., Merck & Co., Inc.
----------------------   (manufacturer of health maintenance and restoration prod-
(PHOTO)                  ucts), Management Training Corporation (management services
----------------------   for Job Corp centers and correctional institutions) and The
----------------------   Home Depot, Inc. (home improvement retailer). She has been a
----------------------   director of the Company since 1990.
----------------------

----------------------   CLAUS M. HALLE, 69, is an international consultant to The
----------------------   Coca-Cola Company. He is also a director of The Coca-Cola
----------------------   Bottling Company of New York, Inc. He has been a director of
----------------------   the Company since 1988.
(PHOTO)
----------------------
----------------------

----------------------   JEAN-CLAUDE KILLY, 53, has been Chairman and Chief Executive
----------------------   Officer of The Company of the Tour de France (organizer and
----------------------   promoter of sporting events) since 1994 and Chairman of the
----------------------   Board of Coca-Cola Beverages, S.A. (French Coca-Cola
(PHOTO)                  bottler) since 1993. From 1992 until 1996, he served as
----------------------   Chairman of the Board of Amaury Sport Organization
----------------------   (organizer of recreational, cultural and sporting
----------------------   activities). Mr. Killy is a director of Amaury Sport
----------------------   Organization and The Philippe Amaury Editions, S.A.
                         (publisher) and serves as a member of the International
                         Olympic Committee.

----------------------   HENRY A. SCHIMBERG, 64, has served as President, Chief
----------------------   Operating Officer and a director of the Company since
----------------------   1991.
(PHOTO)
----------------------
----------------------

--------------------------------------------------------------------------------

                   INCUMBENT DIRECTORS -- TERMS EXPIRING 1998

--------------------------------------------------------------------------------

----------------------   L. PHILLIP HUMANN, 51, is President and a director of
----------------------   SunTrust Banks, Inc. He is also a director of Equifax
----------------------   Inc. (information services company) and Haverty
(PHOTO)                  Furniture Companies, Inc. (furniture retailer). He has
----------------------   been a director of the Company since 1992.
----------------------
----------------------

----------------------   E. NEVILLE ISDELL, 53, has been a Senior Vice
----------------------   President of The Coca-Cola Company since 1989 and
----------------------   President of the Greater Europe Group of The
----------------------   Coca-Cola Company since 1995. From 1993 to 1995, Mr.
(PHOTO)                  Isdell served as President of the Northeast
----------------------   Europe/Middle East Group of The Coca-Cola Company and
----------------------   from 1989 to 1993 he was President of the Northeast
----------------------   Europe/Africa Group of The Coca-Cola Company. He is
----------------------   also adirector of Coca-Cola Amatil Limited
                         (Australian-based soft the Company since 1993.

----------------------   SCOTT L. PROBASCO, JR., 68, is a director and Chairman
----------------------   of the Executive Committee of the Board of SunTrust
----------------------   Bank, Chattanooga, N.A. He is also a director of
(PHOTO)                  Chattem, Inc. (branded consumer products and specialty
----------------------   chemicals), Provident Life and Accident Insurance
----------------------   Company of America and SunTrust Banks, Inc. He has
----------------------   been a director of the Company since 1991.
----------------------

----------------------   FRANCIS A. TARKENTON, 57, is a business consultant and
----------------------   a public speaker. He is also Chairman and founder of
----------------------   the Fran Tarkenton Small Business NETwork. He served
----------------------   as Chairman of the Board of Directors and Chief
(PHOTO)                  Executive Officer of KnowledgeWare, Inc. (computer
----------------------   software company) from 1986 to 1994. He is also a
----------------------   director of Sterling Software, Inc. (computer software
----------------------   company) and Pre-Paid Legal Services. He has been a
----------------------   director of the Company since 1986.

--------------------------------------------------------------------------------

                   INCUMBENT DIRECTORS -- TERMS EXPIRING 1999

--------------------------------------------------------------------------------

----------------------   JOHN L. CLENDENIN, 62, has been Chairman of the Board of
----------------------   BellSouth Corporation (telecommunications holding company)
----------------------   since 1984. He served as President and Chief Executive
----------------------   Officer of BellSouth Corporation from 1994 to 1996. He is
(PHOTO)                  also a director of Equifax Inc., Providian Corporation
----------------------   (insurance holding company), RJR Nabisco Holdings Corp.
----------------------   (manufacturer of tobacco products and packaged foods), The
----------------------   Kroger Co. (retail grocery chain), Wachovia Corp. (bank
----------------------   holding company), Springs Industries, Inc. (producer of
                         finished fabrics, home furnishings and industrial fabrics)
                         and National Service Industries, Inc. (producer of lighting equipment, envelopes and chemicals and provider of linen
                         services). He has been a director of the Company since 1986.

----------------------   M. DOUGLAS IVESTER, 49, has served as President and a
----------------------   director of The Coca-Cola Company since 1994. He was
----------------------   Executive Vice President and Principal Operating
----------------------   Officer/North America of The Coca-Cola Company from 1993 to
(PHOTO)                  1994. He was Senior Vice President of The Coca-Cola Company
----------------------   and President of its North America Business Sector from 1991
----------------------   to 1993. He is a director of Georgia-Pacific Corporation
----------------------   (manufacturer and distributor of pulp, paper and building
----------------------   products). Mr. Ivester has been Chairman of the Board of
                         Directors of the Company since 1993.

----------------------   JOHN E. JACOB, 62, has been Executive Vice President of
----------------------   Anheuser-Busch Companies, Inc. (brewer) since 1994 and a
----------------------   director of that company since 1990. He served as President
----------------------   and Chief Executive Officer of the National Urban League,
(PHOTO)                  Inc. (community-based social service and advocacy agency)
----------------------   from 1982 to 1994. He is a director of LTV Corporation
----------------------   (manufacturer of steel and energy products). He has been a
----------------------   director of the Company since 1986.
----------------------

----------------------   SUMMERFIELD K. JOHNSTON JR., 64, has served as Vice Chairman
----------------------   of the Board of Directors and Chief Executive Officer of the
----------------------   Company since 1991. Mr. Johnston is a director of SW
(PHOTO)                  Centrifugal, Inc. (bronze foundry), The Coca-Cola Bottling
----------------------   Company of New York, Inc. and SunTrust Bank, Chattanooga,
----------------------   N.A.
----------------------
----------------------

----------------------   ROBERT A. KELLER, 66, is a consultant to The Coca-Cola
----------------------   Company. He is also a director of The Coca-Cola
----------------------   Bottling Company of New York, Inc. He has been a
(PHOTO)                  director of the Company since 1986.
----------------------
----------------------
----------------------

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     In accordance with the bylaws of the Company, the Board of Directors has established eight standing committees: an Executive Committee, an Audit Committee, a Compensation Committee, a Committee on Directors, a Public Issues Review Committee, a Retirement Plan Review Committee, a Capital Projects Review Committee and an Affiliated Transaction Committee.

     The Executive Committee, during the intervals between meetings of the Board of Directors, may exercise the powers of the Board of Directors except with respect to a limited number of matters, which include amending the certificate of incorporation or the bylaws of the Company and recommending to the share owners of the Company a merger of the Company, the sale of all or substantially all of the assets of the Company or the dissolution of the Company. Members are Messrs. Johnston (Chairman), Clendenin, Hahn, Isdell, Ivester and Probasco. The Executive Committee did not meet in 1996, but took formal action by written consent.

     The Audit Committee recommends to the Board of Directors the engagement of the independent auditors of the Company and reviews with the independent auditors the scope and results of the audits, reviews the adequacy and effectiveness of the Company's internal controls, reviews the quality and integrity of the Company's annual and interim external financial reports, reviews the professional services furnished by the independent auditors to the Company and handles any other matters the Board of Directors deems appropriate. Members are Messrs. Humann (Chairman), Hahn, Tarkenton and Dr. Cole. The Audit Committee met four times in 1996.

     The Compensation Committee reviews and approves all salary arrangements, including annual and long-term incentive awards and other remuneration, for officers of the Company. It also is responsible for administration of the Company's stock option and restricted stock plans, incentive plans, and certain other compensation plans. Members are Messrs. Hahn (Chairman), Halle, Keller and Tarkenton. The Compensation Committee met four times in 1996.

     The Committee on Directors recommends to the Board of Directors candidates for election to the Board of Directors and reviews matters relating to potential director conflicts of interest and directors' fees and retainers. The Committee on Directors considers nominees for directorships submitted by share owners. All nominations by share owners must be made in accordance with the bylaws of the Company. See "Share-Owner Proposals for 1998 Annual Meeting." Members are Messrs. Clendenin (Chairman), Halle, Jacob and Johnston. The Committee on Directors met once in 1996.

     The Public Issues Review Committee reviews Company policy and practice relating to significant public issues of concern to the share owners, the Company, its employees, the communities served by the Company and the general public. Members are Messrs. Buffett (Chairman), Clendenin, Schimberg, Probasco and Dr. Cole. The Public Issues Review Committee met once in 1996.

     The Retirement Plan Review Committee reviews the administration of all employee retirement plans for the Company and the financial condition of all trusts and other funds established pursuant to such plans. Members are Messrs. Jacob (Chairman), Buffett, Humann, and Isdell. The Retirement Plan Committee met once in 1996.

     The Capital Projects Review Committee reviews and approves all proposed capital projects for property, plant and equipment of the Company where the amount involved for a specific project is $1 million or more. Capital projects of $10 million or more require approval of the full Board of Directors. Members are Messrs. Johnston (Chairman), Isdell, Ivester and Schimberg. The Capital Projects Review Committee did not meet in 1996, but took formal action by written consent.

     The Affiliated Transaction Committee, reviews, considers and negotiates any proposed merger or consolidation or purchase of an equity interest or assets, other than in the ordinary course of business, from any entity in which The Coca-Cola Company has a 20 percent or greater equity or other ownership interest, and which transaction has an aggregate value exceeding $10 million. The Affiliated Transaction Committee considers whether any proposed transaction, as described above, should be approved by a vote of the share owners of the Company which is greater than or in addition to any vote required by law. Members are Messrs. Clendenin (Chairman), Jacob and Tarkenton. The Affiliated Transaction Committee met eight times in 1996.

     In 1996, the Board of Directors held six meetings. Each director attended at least 75 percent of the total of all meetings of the Board and each committee on which such director served, except for Mr. Buffett.

COMPENSATION OF DIRECTORS

     Directors are compensated with annual retainers and attendance fees. However, as outlined below, compensation is not paid in some cases where the director is also an employee of the Company or The Coca-Cola Company.

     Service on the Board of Directors. Each nonemployee director receives an annual retainer of $30,000 and a fee of $1,000 for each meeting of the Board of Directors attended.

     Service on Committees of the Board. Each director who is neither an employee of the Company nor of The Coca-Cola Company receives a fee of $1,000 for each meeting of a committee of the Board attended, and an annual fee of $3,000 if he or she chairs a committee of the Board.

     During 1996, the directors received $513,000 in retainers and fees. Each director is entitled to reimbursement for reasonable expenses incurred in attending a meeting of the Board or a committee. One-third of each director's retainer and fees is automatically held in a deferred compensation plan account, which is valued as if the amount had been invested in Company Stock. Directors can elect to have any of the balance of their retainers and fees placed in this account, or in another deferred compensation account that is credited with interest at the prime lending rate of SunTrust Bank, Atlanta, N.A., adjusted annually, based upon a weighted average prime lending rate.

     Following the Company's 1986 public offering, each nonemployee director, and each director who was not an employee of The Coca-Cola Company, received an option to purchase 1,500 shares of Company Stock at $16.50 per share, the initial public offering price. Similar options were awarded to subsequently-elected directors who were not employees of the Company or The Coca-Cola Company. In 1997, each nonemployee director was granted an option to purchase 2,500 shares of Company Stock at $47.6875 per share, the average market price on the date of grant, January 2, 1997. These options become exercisable only upon the market price of the Company Stock reaching designated levels, with the first such level being a 15% increase over the grant date price, the three succeeding levels each being a 15% increase over the preceding level, and the fifth level being twice the grant date price, or $95.375. Upon attaining each level, options for 500 shares become exercisable. The average daily market price (which is itself the average of that day's high and low price) over twenty consecutive trading days must be at or above the designated level before the level is deemed to have been reached. The directors lose the right to exercise any options which have not become exercisable within five years from the date of grant. As with all other option plans of the Company, appropriate adjustments will be made to the terms of the options to reflect the stock split, if approved by the share owners.

     There is a retirement plan for directors, available to directors who are neither employees or retirees of the Company, The Coca-Cola Company, or their respective subsidiaries. It pays one-twelfth of the current annual retainer each month for as many months as the retired director served on the Board. If the retired director dies before the term of the payments is over, the payments go to the surviving spouse. To be eligible, the retired director had to have served at least five years on the Board and had to be at least age 55 at retirement.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

     The number of shares of Company Stock and of the common stock of The Coca-Cola Company ("Coca-Cola Stock") owned beneficially by each director, each nominee for director, and each other "named executive officer" (see "Executive Compensation -- Summary of Cash and Certain Other Compensation" below) and by all directors and named executive officers as a group, as of February 19, 1997, is set forth in the table below. Unless otherwise indicated, all persons shown in the table have sole voting and investment power with regard to the shares shown.

                                                       NUMBER OF SHARES BENEFICIALLY OWNED
                                              -----------------------------------------------------
                                                                            THE COCA-COLA COMPANY
                                                    COMPANY STOCK               COMMON STOCK
                                              -------------------------   -------------------------
                                               NUMBER OF     PERCENTAGE    NUMBER OF     PERCENTAGE
                    NAME                      SHARES OWNED    OF CLASS    SHARES OWNED    OF CLASS
                    ----                      ------------   ----------   ------------   ----------
Howard G. Buffett(1)(2).....................        5,520          *           30,086          *
John L. Clendenin(2)........................        2,500          *                0          *
Johnnetta B. Cole(3)........................        2,575          *              500          *
T. Marshall Hahn, Jr.(2)(4).................        7,000          *       35,826,771        1.5
Claus M. Halle(2)(5)........................       10,500          *        1,658,300          *
L. Phillip Humann(3)(6).....................        4,514          *               40          *
E. Neville Isdell(2)(7).....................        2,500          *          982,828          *
M. Douglas Ivester(2)(8)....................       12,960          *        4,838,594          *
John E. Jacob(2)............................          500          *                0          *
Summerfield K. Johnston, Jr.(9).............   11,198,065        8.8           90,400          *
Robert A. Keller(2)(10).....................        4,577          *          541,633          *
Jean-Claude Killy...........................        2,000          *            5,000          *
Scott L. Probasco, Jr.(2)(11)...............      529,491          *           30,000          *
Henry A. Schimberg(12)......................    2,086,480        1.7           43,879          *
Francis A. Tarkenton(2)(13).................       15,247          *          164,000          *
John R. Alm(14).............................      717,119          *                0          *
Norman P. Findley III(15)...................      220,667          *           51,474          *
G. David Van Houten, Jr.(16)................      216,149          *            2,743          *
All directors and executive officers as a
  group (27 persons), including those
  directors and nominees named above(17)....   17,011,864       13.2       44,293,316        1.8

---------------

*     Less than one percent
(1) Includes 20 shares of Company Stock held by his minor children, 25,196 shares of Coca-Cola Stock owned jointly with his wife and 90 shares of Coca-Cola Stock held by his minor children.
(2) Beneficial ownership as reported in the table includes, with respect to Messrs. Buffett, Clendenin, Hahn, Halle, Isdell,
      Ivester, Jacob, Keller, Probasco and Tarkenton, 500 shares of Company Stock which may be acquired by each such director upon the exercise of outstanding stock options.
(3) Beneficial ownership as reported in the table includes, with respect to Mr. Humann and Dr. Cole, 2,000 shares of Company
      Stock which may be acquired by each such director upon the exercise of outstanding stock options.

(4)   Includes 35,826,771 shares of Coca-Cola Stock held by Emory
      University, Atlanta, Georgia, as of December 31, 1996. Mr.
      Hahn serves as Chairman of Emory University's Investment
      Committee.
(5) Includes 10,000 shares of Company Stock held in a trust of which he is co-trustee and beneficiary, 36,880 shares of Coca-Cola Stock owned by his wife and of which he has disclaimed beneficial ownership, 100,000 shares of Coca-Cola
      Stock owned by a foundation of which he is a co-trustee, and 58,300 shares of Coca-Cola Stock held in a charitable trust of which he is a donor.
(6) Includes 14 shares of Company Stock held in the Company's dividend reinvestment plan and 40 shares of Coca-Cola Stock held in trust for his son.
(7) Includes 1,200 shares of Coca-Cola Stock owned by his daughter, 305,000 shares of Coca-Cola Stock which are subject to transfer restrictions, options to acquire 644,999 shares of Coca-Cola Stock which are exercisable or will be exercisable within sixty days from the date of this table, and 3,433 shares of Coca-Cola Stock held in trust through The Coca-Cola Company Thrift Plan as of December 31, 1996.
(8) Includes 796 shares of Company Stock owned by his wife and 85 shares of Company Stock jointly owned by his mother-in-law and his wife, all of which he has disclaimed beneficial ownership; and 210 shares of Company Stock jointly owned with his parents, 1,550,000 shares of Coca-Cola Stock which are subject to transfer restrictions, options to acquire 2,666,024 shares of Coca-Cola Stock which are exercisable or will be exercisable within sixty days from the date of this table, and 101,930 shares of Coca-Cola
      Stock held in trust through The Coca-Cola Company Thrift
      Plan as of December 31, 1996.
(9) Includes 1,850 shares of Company stock owned by his wife, 420,000 shares of Company Stock owned by his daughter, 11,516 shares of Company Stock held in two custodial accounts for his daughter, 108,538 shares of Company Stock held in trust for his daughter, 561,847 shares of Company
      Stock held in a trust for his son of which he is a co-trustee, and 1,364,656 shares of Company Stock held in a trust of which he is a co-trustee. Also, includes options to acquire 818,366 shares of Company Stock which are exercisable or will be exercisable within sixty days from the date of this table, 3,833 shares of Company Stock held in trust through the Company's Matched Employee Savings and Investment Plan ("MESIP") as of December 31, 1996, and
      23,441 shares of Company Stock held pursuant to the Company's Supplemental Matched Employee Savings and
      Investment Plan ("SuppMESIP") as of December 31, 1996.
      Includes 88,000 shares of Coca-Cola Stock held by two trusts of which he is a co-trustee, 960 shares of Coca-Cola Stock held as custodian for his daughter and 1,440 shares of Coca-Cola Stock held in a trust for his son of which he is a co-trustee.
(10) Includes 103 shares of Company Stock owned by his wife, 11,366 shares of Coca-Cola Stock owned by his wife and 88,373 shares of Coca-Cola Stock held in trusts of which his wife is a trustee, all of which he has disclaimed beneficial ownership, and 5,412 shares held in a family foundation.
(11) Includes 2,500 shares of Company Stock owned by his wife of which he has disclaimed beneficial ownership.
(12) Includes 1,550 shares of Company Stock owned by his wife, 388,349 shares of Company Stock held pursuant to his Deferred Compensation Agreement (See "Executive
      Compensation -- Employment Contracts and Termination of
      Employment Arrangements"), options to acquire 612,900 shares of Company Stock which are exercisable or will be exercisable within sixty days from the date of this table, and 425,000 restricted shares of Company Stock which are subject to forfeiture. Includes 1,552 shares of Company
      Stock and 39,706 shares of Coca-Cola Stock held in trust through the MESIP and 14,429 shares of Company Stock and 4,173 shares of Coca-Cola Stock held pursuant to the SuppMESIP, all as of December 31, 1996.
(13) Includes 247 shares of Company Stock held in the Company's dividend reinvestment plan.

(14)  Includes 3,577 shares of Company Stock owned by his wife, 50 shares of Company Stock owned by his children, 199,346 shares of Company Stock held pursuant to his Deferred
      Compensation Agreement (See "Executive
      Compensation -- Employment Contracts and Termination of
      Employment Arrangements"), options to acquire 171,800 shares of Company Stock which are exercisable or will be exercisable within sixty days from the date of this table, 200,000 restricted shares of Company Stock which are subject to forfeiture, 18,087 shares of Company Stock held in trust through the MESIP and 12,759 shares of Company Stock held pursuant to the SuppMESIP, both as of December 31, 1996.
(15) Includes options to acquire 103,866 shares of Company Stock which are exercisable or will be exercisable within sixty days from the date of this table, 85,000 restricted shares of Company Stock which are subject to forfeiture, and 1,766 shares of Company Stock held in trust through the MESIP and 335 shares of Company Stock held pursuant to the SuppMESIP, both as of December 31, 1996. Includes options to acquire
      32,000 shares of Coca-Cola Stock which are exercisable or will be exercisable within sixty days from the date of this table, and 19,474 shares of Coca-Cola Stock held in trust through The Coca-Cola Company Thrift Plan as of December 31,
      1996.
(16) Includes options to acquire 125,626 shares of Company Stock which are exercisable or will be exercisable within sixty days from the date of this table, 45,000 restricted shares of Company Stock which are subject to forfeiture, and 2,593 shares of Company Stock held in trust through the MESIP and 12,849 shares of Company Stock and 2,743 shares of Coca-Cola
      Stock held pursuant to the SuppMESIP, all as of December 31, 1996.
(17)  Includes options to acquire 2,764,635 shares of Company
      Stock which are exercisable or will be exercisable within sixty days from the date of this table, 1,155,000 restricted shares of Company Stock which are subject to forfeiture and includes 1,855,000 shares of Coca-Cola Stock which are subject to transfer restrictions, and 3,343,023 shares of Coca-Cola Stock subject to options which are exercisable or will be exercisable within sixty days from the date of this table.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 and regulations of the Securities and Exchange Commission thereunder require the Company's executive officers and directors and certain persons who own more than ten percent of Company Stock to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and certain persons owning more than ten percent of Company Stock are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on its review of the copies of such forms received by it and written representations from each such person who did not file a Form 5 that no Form 5 was due, and except as reported in prior proxy statements, the Company believes that all filing requirements applicable to such persons have been complied with in 1996 and prior years, except that the Form 5 timely filed in 1996 for Jarratt
H. Jones, Vice President, Human Resources, inadvertently omitted two reallocations of fund balances in the Company's 401(k) plan and excess benefits plan. An appropriate filing was made upon the discovery of this error.

EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers (determined as of the end of the last fiscal year) (hereafter referred to as the named executive officers) for the fiscal years ended December 31, 1996, 1995 and 1994:

                           SUMMARY COMPENSATION TABLE


                                                            ANNUAL COMPENSATION
                                   ---------------------------------------------------------------------
                                                                               AWARDS            PAYOUTS
                                                                      ------------------------   -------
                                                                      RESTRICTED    SECURITIES
                                                       OTHER ANNUAL     STOCK       UNDERLYING    LTIP      ALL OTHER
                                   SALARY     BONUS    COMPENSATION     AWARDS       OPTIONS/    PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR    ($)       ($)        ($)(1)        ($)(2)       SARS(#)       ($)        ($)(3)
---------------------------  ----  -------   -------   ------------   ----------    ----------   -------   ------------
Summerfield K. Johnston, Jr. 1996  985,000   935,750    2,908,199              0     900,000     380,439      104,102
  Vice Chairman and Chief    1995  945,000   756,000    2,143,522      2,039,400      65,500     185,792       62,203
  Executive Officer          1994  900,000   675,000      126,353      2,117,000     147,000           0       44,356
Henry A. Schimberg.........  1996  885,000   840,750    2,951,493     11,687,500(4)        0     336,570      623,317
  President and Chief        1995  840,000   672,000    2,147,057      3,072,600      58,200     163,042      512,929
  Operating Officer          1994  800,000   600,000      148,346      3,248,500     129,000           0    1,483,097
John R. Alm................  1996  410,000   332,100      574,604      5,500,000(5)        0     113,322       52,162
  Senior Vice President and  1995  392,000   271,460      404,946        428,400      18,600      54,709       26,068
  Chief Financial Officer    1994  370,000   238,650       40,840        456,250      43,000           0       29,132
Norman P. Findley III......  1996  310,000   251,100       72,693      2,062,500(6)        0      54,887       20,309
  Senior Vice President      1995  236,000   153,400       58,885        192,600       8,800      27,170       13,862
                             1994  224,500   134,700           (7)       200,750      21,000           0       10,184
G. David Van Houten, Jr....  1996  300,000   240,750      588,843              0      42,100      55,463       19,495
  Senior Vice President      1995  245,000   144,060       48,059        192,600       8,800      26,819       14,852
                             1994  225,000   173,250           (7)       200,750      20,000           0       13,058


---------------

(1) "Other Annual Compensation" in 1996 includes the following reportable perquisites and other personal benefits, securities or property: for Mr. Johnston, $82,703 for nonbusiness use of Company aircraft; for Mr. Schimberg, $55,597 for nonbusiness use of Company aircraft.
(2) Dividends are paid on all shares of restricted stock at the same rate paid on shares of Company Stock generally. Restricted stock awarded to executive officers is subject to vesting only upon the attainment of certain increases in the market price of Company Stock and, in the case of restricted stock granted in 1996, the grantee's continued employment with the Company. The requisite increases required for complete vesting of the 1994 and 1995 grants have been met. The 1996 grant has the following target market prices:
    $39.75, $45.25, $51.75, $59.00 and $67.25. Any portion of the 1996 restricted stock which has not met the target price by January 2, 2001 will be forfeited.
(3) "All Other Compensation" in 1996 includes: for Mr. Johnston $39,400 paid to a defined contribution pension plan; $217 for term life insurance and $64,485 as imputed interest income; for Mr. Schimberg, $26,550 paid to a defined contribution pension plan; $217 for term life insurance $105,977 as imputed interest income and $490,573 in interest and dividends on an account to which he is entitled upon termination of employment (See "Executive Compensation -- Employment Contracts and Termination of Employment Arrangements"); for Mr. Alm, $16,400 paid to a defined contribution pension plan; $331 for term life insurance; and $13,568 as imputed interest income and $21,863 in interest and dividends on an account to which he is entitled upon termination of employment (See "Executive Compensation -- Employment Contracts and Termination of Employment Arrangements"); for Mr. Findley, $15,213 paid to a defined contribution pension plan; $551 for term life insurance; and $4,545 as imputed interest income; and for Mr. Van Houten, $15,192 paid to a defined contribution pension plan; $246 for term life insurance; and $4,057 as imputed interest income.

(4) At December 31, 1996, Mr. Schimberg held 425,000 restricted shares of Company Stock, having a market value at that date of $20,612,500.
(5) At December 31, 1996, Mr. Alm held 200,000 restricted shares of Company Stock, having a market value at that date of $9,700,000.
(6) At December 31, 1996, Mr. Findley held 85,000 restricted shares of Company Stock, having a market value at that date of $4,122,500.
(7) Perquisites and other personal benefits, securities or property for this named executive officer during 1994 did not exceed the lesser of $50,000 or 10% of salary and bonus, and there were no other items of "Other Annual Compensation."

STOCK OPTIONS GRANTED

     The following table contains information concerning the grant of stock options during 1996 to the named executive officers, under the Company's 1995 Stock Option Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                       INDIVIDUAL GRANTS
                       ----------------------------------------------------------------------------------
                           NUMBER OF          % OF TOTAL                                      GRANT DATE
                           SECURITIES       OPTIONS GRANTED   EXERCISE OR                       PRESENT
                           UNDERLYING       TO EMPLOYEES IN   BASE/PRICE                         VALUE
NAME                   OPTIONS GRANTED(1)     FISCAL YEAR       ($/SH)      EXPIRATION DATE     ($)(2)
----                   ------------------   ---------------   -----------   ---------------   -----------
Mr. Johnston.........       900,000              46.9           27.0625     January 2, 2006    9,108,000
Mr. Schimberg........            --                --                --                  --           --
Mr. Alm..............            --                --                --                  --           --
Mr. Findley..........            --                --                --                  --           --
Mr. Van Houten.......        42,100               2.2           27.0625     January 2, 2006      426,052

---------------

(1) Options granted in 1996 are performance-based options and are exercisable only upon the per share price of the Company Stock reaching designated levels: 20% of the grants vest at $39.75; 20% at $45.25; 20% at $51.75; 20%
    at $59.00; and the balance at $67.25. Any portion of the 1996 options which has not vested by January 2, 2001 will be forfeited.
(2) The "grant date present value" is based upon the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize upon exercise of the option will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The principal assumptions incorporated into the valuation model by the Company are as follows: (i) dividend yield of .3%, (ii) expected volatility of 25%, (iii) risk-free interest rate of 6.19%, and (iv) expected life of six years. No assumptions were made regarding nontransferability or risk of forfeiture. The assumptions chosen materially impact the resulting valuations.

OPTION/SAR EXERCISES AND HOLDINGS

     The following table provides information with respect to the named executive officers concerning the exercise of options and/or stock appreciation rights ("SARs") during the last fiscal year and the number of unexercised options and SARs held as of the end of the fiscal year.

            AGGREGATED OPTION AND SAR EXERCISES IN LAST FISCAL YEAR,

                   AND FISCAL YEAR-END OPTION AND SAR VALUES

                                                            NUMBER OF SECURITIES            VALUE OF
                                                                 UNDERLYING                UNEXERCISED
                                                             UNEXERCISED OPTIONS          IN-THE-MONEY
                                 NUMBER                      AND SARS AT FISCAL          OPTIONS/SARS AT
                               OF SHARES                         YEAR-END(#)           FISCAL YEAR-END($)
                                ACQUIRED                    ---------------------   -------------------------
                                   ON           VALUE           EXERCISABLE/              EXERCISABLE/
NAME                            EXERCISE     REALIZED($)        UNEXERCISABLE             UNEXERCISABLE
----                          ------------   ------------   ---------------------   -------------------------
Mr. Johnston................       0              0            796,533/ 763,667       41,192,025/ 16,774,320
Mr. Schimberg...............       0              0            593,500/  38,800       20,984,275/  1,188,444
Mr. Alm.....................       0              0            165,600/  12,400        5,888,913/    379,812
Mr. Findley.................       0              0            115,933/   5,867        3,946,063/    179,706
Mr. Van Houten..............       0              0            152,103/  39,547        5,766,206/    901,805

LONG-TERM INCENTIVE PLANS

     The following table provides information concerning awards made during the last fiscal year to the named executive officers under the Company's long-term incentive plans. Payouts, if any, under the long-term incentive plans of the Company will be reported in the Summary Compensation Table for the year of payout. Under the 1996-1998 plan, payouts are based upon the annual growth rate of the Company's cash operating profit (operating income plus depreciation and amortization) over a three-year period. Whether a payout is at the threshold, target or maximum amount depends upon the amount of the percentage increase in the Company's cash operating profit over the relevant three-year period. Any payouts earned under the plans would be made either (i) 50% in the first year following the end of the relevant three-year period and the balance two years after that, (ii) in full in the first year following the end of the relevant three-year period if the employee retired during such three-year period, or
(iii) in full in the year following death or disability. The plans provide that awards may be prorated when a participant retires or leaves the Company for immediate employment at The Coca-Cola Company or certain of its affiliates.

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                                               ESTIMATED FUTURE PAYOUTS
                                                                                        UNDER
                                                        PERFORMANCE OR       NON-STOCK PRICE-BASED PLANS
                                                      OTHER PERIOD UNTIL     ----------------------------
                                                         MATURATION OR       THRESHOLD   TARGET   MAXIMUM
NAME                                                        PAYOUT            ($)(1)     ($)(1)   ($)(1)
----                                                 ---------------------   ---------   ------   -------
Mr. Johnston.......................................   3-year period ending   40% of      80% of   160% of
                                                         December 31, 1998   salary      salary    salary
Mr. Schimberg......................................   3-year period ending   40% of      80% of   160% of
                                                         December 31, 1998   salary      salary    salary
Mr. Alm............................................   3-year period ending   30% of      60% of   120% of
                                                         December 31, 1998   salary      salary    salary
Mr. Findley........................................   3-year period ending   30% of      60% of   120% of
                                                         December 31, 1998   salary      salary    salary
Mr. Van Houten.....................................   3-year period ending   30% of      60% of   120% of
                                                         December 31, 1998   salary      salary    salary

---------------

(1) "Salary" is the average annual base salary, as reported in the Summary Compensation Table, over the same three-year period.

PENSION PLANS

     The Company sponsors a noncontributory, qualified defined benefit pension plan which provides benefits for substantially all employees, excluding employees who are included in a unit of employees covered by a collective bargaining agreement negotiated in good faith. Retirement income benefits are based upon a participant's highest average annual compensation during any three of the last ten consecutive calendar years and the participant's years of credited service.

     The Company also maintains unfunded, nonqualified defined benefit pension plans which provide supplementary retirement benefits and benefits which are not provided by the qualified plan due to the limits set forth in the Internal Revenue Code. The combined benefit provided by the qualified and nonqualified plans is limited to 200% of the maximum annual benefit allowed at age 65 under
Section 415 of the Internal Revenue Code. The maximum benefit for 1996 was $240,000.

     The following table shows the estimated annual benefits payable at normal retirement age (65) under the defined benefit qualified and nonqualified plans.

                               PENSION PLAN TABLE

                                                             YEARS OF SERVICE AT RETIREMENT
                                 ---------------------------------------------------------------------------------------
REMUNERATION                        5        10        15        20        25        30        35        40        45
------------                     -------   -------   -------   -------   -------   -------   -------   -------   -------
 $  500,000  ..................   34,216    68,433   102,649   136,865   171,081   205,298   239,514   240,000   240,000
    550,000  ..................   37,716    75,433   113,149   150,865   188,581   226,298   240,000   240,000   240,000
    600,000  ..................   41,216    82,433   123,649   164,865   206,081   240,000   240,000   240,000   240,000
    650,000  ..................   44,716    89,433   134,149   178,865   223,581   240,000   240,000   240,000   240,000
    700,000  ..................   48,216    96,433   144,649   192,865   240,000   240,000   240,000   240,000   240,000
    750,000  ..................   51,716   103,433   155,149   206,865   240,000   240,000   240,000   240,000   240,000
    800,000  ..................   55,216   110,433   165,649   220,865   240,000   240,000   240,000   240,000   240,000
    900,000  ..................   62,216   124,433   186,649   240,000   240,000   240,000   240,000   240,000   240,000
  1,000,000  ..................   69,216   138,433   207,649   240,000   240,000   240,000   240,000   240,000   240,000
  1,250,000  ..................   86,716   173,433   240,000   240,000   240,000   240,000   240,000   240,000   240,000
  1,500,000  ..................  104,216   208,433   240,000   240,000   240,000   240,000   240,000   240,000   240,000
  1,750,000  ..................  121,716   240,000   240,000   240,000   240,000   240,000   240,000   240,000   240,000
  2,000,000  ..................  139,216   240,000   240,000   240,000   240,000   240,000   240,000   240,000   240,000
  2,250,000  ..................  156,716   240,000   240,000   240,000   240,000   240,000   240,000   240,000   240,000
  2,500,000  ..................  174,216   240,000   240,000   240,000   240,000   240,000   240,000   240,000   240,000

     Benefits shown in the table above are computed as straight-life annuity amounts upon retirement at age 65 and are not subject to reduction for Social Security or other amounts.

     Covered compensation includes salary and bonuses (annual and long-term). Covered compensation excludes Other Annual Compensation, Restricted Stock Awards and All Other Compensation, as each is set out in the Summary Compensation Table.

     Covered compensation for 1996 as well as years of credited service at the end of the fiscal year for the executive officers is summarized below:

OFFICER                                        COMPENSATION   CREDITED SERVICE
-------                                        ------------   ----------------
Mr. Johnston.................................   $2,301,189        42 Years
Mr. Schimberg................................    2,062,320        15 Years
Mr. Alm......................................      855,422        19 Years
Mr. Findley..................................      615,987         9 Years
Mr. Van Houten...............................      596,213        26 Years

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

     Mr. Schimberg's Restated Compensation Agreement with Johnston Coca-Cola Bottling Group, Inc. ("Johnston Coca-Cola") dated December 16, 1991, as amended, had a balance of $9,139,346 in cash and 388,349 shares of Company Stock at December 31, 1996. The cash is credited with interest semiannually, at a rate paid by SunTrust Bank, Atlanta, N.A. on six-month certificates of deposit of like amount, and any dividends earned on the Company Stock are credited to the cash account. The stock and amounts held in cash will be paid to Mr. Schimberg upon the termination of his employment. Mr. Schimberg may elect installment payments over a period not to exceed ten years, but if he makes no such election, the Company may pay installments over a period of not more than five years. Payments will commence within 60 days after the termination of Mr. Schimberg's employment; interest on installment payments of cash would accrue at the rate of interest equal to the yield to maturity on ten-year United States Treasury bonds having an issue date nearest the date on which amounts become payable, unless another interest rate is agreed upon by Johnston Coca-Cola and Mr. Schimberg. Mr. Schimberg has the right to request payment of all or any part of the value of his account prior to his termination of employment, but any such payments are at the sole discretion of the Board of Directors of Johnston Coca-Cola.

     Mr. Alm's Deferred Compensation Agreement with Johnston Coca-Cola, dated December 16, 1991, as amended, had a balance at December 31, 1996 of $51,069 in cash and 199,346 shares of Company Stock. Dividends earned on the Company Stock are held as cash in the account, which earns interest in the same manner provided for Mr. Schimberg and described above. Mr. Alm is entitled to the value of his account only upon the termination of his employment with the Company. Mr. Alm may elect an installment period not to exceed ten years, but if no such election is made, the Company may pay installments over a period not to exceed five years. Payments will commence within 60 days after Mr. Alm's termination of employment.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is responsible for establishing and reviewing the salaries, compensation plans and other remuneration of the officers of the Company. The programs adopted by the Committee link compensation to the Company's financial performance and growth in share-owner value.

     Compensation Philosophy. The Company's compensation program applicable to all of the executive officers continues to be based on three primary elements:

     - Base salary compensation

     - Annual cash incentive compensation

     - Long-term incentive compensation

     The 1996 programs adopted by the Committee continue the compensation policies and plans established in 1992. Significant incentives have been provided to the Company's management based on successes in both increasing cash operating profit and increasing the price of the Company Stock.

     The Committee's guidelines call for the total individual compensation package (salary, bonus and incentives) to fall within the 50th to 75th percentile ranges for comparable positions at comparable companies, with higher ranges achieved only in the event of the Company's outstanding performance. The overall compensation packages in 1996 for the executive officers fell within the framework of these guidelines. The incentive program is designed to provide high risk and high reward potential, evidenced by the use of cash incentives based on the achievement of aggressive goals in increasing cash operating profit, together with performance-vested restricted stock and stock options. Compared to compensation programs at Fortune 125 industrial companies, the Company's 1996 incentive program continues to rank among the highest in degree of difficulty as determined by the Company's independent compensation consultants.

     Base Salary Compensation. The Committee's goal in setting base salary compensation is to be in the 50th percentile to 75th percentile base salary levels of consumer products companies of comparable size, using data from its independent compensation consultants. These companies are representative of the consumer products industry generally and are therefore broader than the peer group of publicly traded soft drink companies used for comparison of five-year cumulative return in this proxy statement. Further, the companies are selected without regard to financial performance.

When adjusting base salary for individual executive officers in 1996, the Committee considered the financial success the Company experienced during 1995, changed duties and responsibilities, base salaries paid to individuals in comparable positions in other companies, and significant individual performance during the preceding year. While such judgments must at some point be subjective, the Committee was assisted by the recommendations of the Company's senior human resources executives and its Chief Executive Officer (who did not participate in discussions relating to his compensation) and independent compensation consultants.

     Annual Incentive Compensation. For fiscal 1996, the Committee approved an Annual Incentive Plan for the officers and executive managers of the Company which continued in all material respects the plans begun in 1992. The 1996 plan established target award levels based solely upon financial results in attaining budgeted cash operating profit increases over the prior year, consistent with management's belief that cash operating profit growth is the primary measure of the Company's financial performance. Under the plan, 100% of a participant's award would be earned in the event the Company achieved its budgeted cash operating profit target, with reduced awards payable if a minimum threshold goal is not attained and increased awards payable if the budgeted cash operating profit growth is exceeded.

     A significant portion of the cash compensation payable to the Company's executive officers is tied to the Annual Incentive Plan. Once minimum performance targets are achieved, potential awards range from 6% to 115% of salary, the percentage for each recipient commensurate with his or her level of responsibility and, thus, ability to contribute to growth in cash operating profit. Cash awards under the Annual Incentive Plan for 1996 were paid to the Company's executive officers with corporate-wide responsibilities based upon attaining 103% of the Company's budgeted cash operating profit, and ranged from 41% to 95% of salary, depending on the individual's position with the Company. Cash awards under the 1996 Annual Incentive Plan paid to the Company's executive officers with group responsibilities ranged from 72% to 91% of salary, based upon their respective business units attaining between 102% and 108% of budgeted cash operating profit.

     Long-Term Incentive Compensation. Both the Company's management and the Compensation Committee believe that significant stock ownership in the Company links the economic interests of share owners and management and, therefore, is a major incentive for management. The Company's long-term incentive plans and programs are designed to provide the recipient with a proprietary interest in the growth and performance of the Company and the value of its shares.

     The Company has established stock ownership guidelines for its management group, including all executive officers. Under these guidelines each individual executive is expected to own Company Stock with value equal to a multiple of the executive's base salary. Ownership levels are based on the executive's position in the Company, and multiples range from two to seven times base salary. While compliance with the ownership guidelines is voluntary, failure to meet the guidelines within a specified period disqualifies the executive from participation in any future grants of stock options or restricted stock by the Company until the guidelines are met. At December 31, 1996, ninety-two percent (92%) of all management employees subject to the guidelines had met or exceeded their ownership objectives.

     The Company's long-term incentive compensation consists of a three-year cash incentive plan, a stock option plan and a restricted stock award plan.

     Three-year Cash Incentive Plan. The Committee approved a three-year cash incentive plan for the years 1996 through 1998 that is designed to provide cash compensation to the senior officers and certain executive managers, based solely upon annual cash operating profit growth for such three-year period. Once the minimum required increases are achieved, potential awards under the plan range from 10% to 160% of salary, the percentage for each participant commensurate with his or her level of responsibility and, thus, ability to contribute to growth in cash operating profit. Any awards earned under the 1996-1998 plan are not payable until 1999.

     Stock Option Plan and Restricted Stock Plan. In furtherance of the Committee's belief that significant ownership by executive management of the Company's shares is essential for long-term growth in share-owner value, the Committee made awards for 1996 under the stock option plan and restricted stock award plan.

     A total of 1,960,000 option shares (and phantom option shares) was awarded during fiscal 1996. Of this total, 1,089,600 option shares were awarded to executive officers, 900,000 of which were awarded to the Vice Chairman and Chief Executive Officer. The option exercise price is equal to $27.0625, the average of the high and low market price of the Company Stock on the date of grant. Two types of options were awarded in 1996, as described below:

          (1) For the Chief Executive Officer and most employees in Senior Executive Band positions (including most executive officers), options become exercisable in 20% increments only in the event the market value of Company Stock increases to specified levels within five years from the date of grant. The first 20% increment becomes exercisable when the stock grows approximately 47%, and all options become exercisable when the stock price grows 150% over the market price on the date of grant.

          (2) For Executive Band and other management positions, options become exercisable in 33 1/3% increments over a three-year period regardless of the market price of Company Stock.

     Stock options awarded in 1996 to the Chief Executive Officer and other members of the Senior Executive Band are entirely performance driven, because they provide value to the recipient only in the event of significant increases in the market value of the Company Stock. The number of individual option grants approved by the Committee in 1996 was determined by a formula based upon a percentage of base salary in relation to the market value of the Company's shares on date of grant, which percentage varies with each individual's level of responsibility, with the highest percentages being assigned to the Chief Executive Officer. No consideration was given to the number of shares already owned by a recipient.

     The Compensation Committee believes that the restricted stock award plan, in building stock ownership among the Company's executive officers, enhances the potential for profitability and growth in share-owner value. The Committee determined that special incentive awards should be made to six of the Company's key executive officers in order to insure management continuity and minimize uncertainties which could result from retirement of the Chief Executive Officer and Chief Operating Officer. With the assistance of the Company's independent compensation consultants, the Committee designed a program covering these six officers which requires continued service and contains noncompete restrictions following termination of employment, in exchange for a three-year grant of restricted stock for which vesting is conditioned on growth in the Company Stock price at the 80th percentile of the historical growth rate of the S&P 500. Specifically, the program has the following characteristics:

          (1) Shares of restricted stock awarded in 1996 can be earned in 20% increments based upon a schedule which is indexed to increases in market price of the Company Stock. The first 20% increment can be earned based on approximately 47% incremental growth in the value of the Company Stock, with 100% of the shares being earned when the stock price grows 150% over the market price on the grant date. In order for any shares to vest the stock performance targets must be met within five years of the grant date.

          (2) Once shares are earned at each 20% incremental level, the executive is required to remain employed with the Company for five additional years to receive the shares. Certain exceptions are made in case of death, disability, retirement, involuntary termination without cause, or termination for good cause. Further, executives are required not to compete with the Company for two years following termination of employment.

          (3) No other restricted stock or stock option grants would be made to these executive officers for three years.

     The average market price of the Company Stock on the date of grant was $27.0625 per share. A total of 1,085,000 shares was awarded under the restricted stock award plan in fiscal 1996, to six key executive officers. No restricted stock was awarded to the Vice Chairman and Chief Executive Officer.

     The guidelines established by the Committee for the 1996 grants of stock options and restricted stock awards for officers and executive managers were based on advice from the Company's independent compensation consulting firm. The Company's consultant stated to the Committee that it relied upon its review of similar plans and incentive compensation practices at comparable companies and used data from its own compensation surveys to make its recommendation.

     Compensation of Chief Executive Officer. The Committee established fiscal 1996 compensation for the Company's Chief Executive Officer on the basis of the following principles and guidelines.

     - The Chief Executive Officer's base salary and incentive compensation should reflect his performance in that capacity, measured primarily by the extent to which the Company attained its specified cash operating profit growth target. For fiscal 1995, the Company's cash operating profit increased 9%, exceeding the 8% goal established by the budget approved by the Company's Board of Directors.

     - The Chief Executive Officer's base salary compensation should also be reviewed in the context of amounts paid to chief executives with comparable levels of experience and qualifications at other consumer products companies engaged in the same or similar businesses, considering also the historic salary levels paid by the Company to its Chief Executive Officer.

     - While the Committee believes the Chief Executive Officer's base salary compensation should be commensurate with amounts paid by comparable companies in the marketplace, it is the Committee's primary objective that the majority of the Chief Executive Officer's compensation be tied to the financial performance of the Company. The Committee approved a 4.2% increase for the base salary portion of the Chief Executive Officer's compensation for 1996.

     - A significant portion of the Chief Executive Officer's cash compensation should be directly tied to the Company's financial performance. Under the Company's 1996 Annual Incentive Compensation Plan the Chief Executive Officer could earn an award of as much as 115% of base salary depending upon the amount of the Company's 1996 cash operating profit in relation to the increase set forth in the Company's budget approved by the Board of Directors. The actual award was 95% of salary, which related to the Company's achievement of 103% of its budgeted cash operating profit for 1996. In addition, the Chief Executive Officer earned an award under the 1994-1996 Long-Term Cash Incentive Plan of 61.3% of his average salary during the three-year period. The Company's Long-Term Cash Incentive Plans are, by their terms, directly tied to the Company's financial performance, and the award earned for the three-year period 1994-1996 related to the Company's achievement of compound annual cash operating profit growth of 9.6%, exceeding the 8% compounded growth rate set forth in the Company's budget approved by the Board of Directors.

     - In line with the Committee's belief that significant ownership by management is essential for long-term growth in share-owner value, stock option awards should promote share-owner value by providing the potential for additional stock ownership to the Chief Executive Officer. The Committee determined that a multi-year grant of stock options for the Chief Executive Officer was appropriate, and with the assistance of its independent compensation consultants the Committee designed a high risk/high reward program. The option award to the Chief Executive Officer represented the equivalent of three years of option grants, exercisable only in the event the Company's share price increases above the growth rate of the historical S&P 500, as described above. No other stock grants would be made to the Chief Executive Officer during this three-year period. The Chief Executive Officer's long-term incentive compensation was set without adjustment to reflect his ownership of the Company Stock he obtained in 1991 in exchange for his interest in Johnston Coca-Cola.

     Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code limits the deductibility for federal tax purposes of certain compensation paid to certain executive officers. Excepted from this limitation is "performance-based" compensation, which is approved by the Company's share owners. Consequently, the Company's Board of Directors has recommended that the 1997 Stock Option Plan, the Executive Management Incentive Plan (effective January 1, 1997) and the Long-Term Cash Incentive Plan (effective January 1, 1997), each applicable to executive officers, be submitted to the Company's share owners for approval under the provisions of Section 162(m).

     If approved by the Company's share owners, the Company believes that all compensation paid or payable under the terms of the above plans to its executive officers covered under Section 162(m) of the Internal Revenue Code will qualify for deductibility under such Section. Conversely, no compensation will be paid pursuant to these plans unless the share owners' approval is obtained.

                                          T. Marshall Hahn, Jr., Chairman
                                          Claus M. Halle
                                          Robert A. Keller
                                          Francis A. Tarkenton

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

     Set forth below is a line graph presentation showing a five-year comparison of the cumulative total return on Company Stock to both the S&P Composite 500 Index and an index of peer group companies selected by the Company. The peer group consists of three publicly traded North American soft drink bottlers:
Coca-Cola Beverages Ltd., Coca-Cola Bottling Co. Consolidated and Whitman Corporation. The graph assumes $100 invested on December 31, 1991, in Company Stock and in each index, with the subsequent reinvestment of dividends on a quarterly basis.

         Measurement Period
        (Fiscal Year Covered)                     CCE            Peer group         S&P 500
12/31/91                                        $   100           $   100           $   100
12/31/92                                          79.98            101.23            107.61
12/31/93                                          99.89            125.97            118.41
12/31/94                                         118.22            124.16            120.01
12/31/95                                         176.88            176.10            164.95
12/31/96                                         320.04            199.58            202.73

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

STOCK OWNERSHIP BY AND DIRECTOR RELATIONSHIPS WITH THE COCA-COLA COMPANY

     The Company was formed initially as a wholly owned subsidiary of The Coca-Cola Company, and The Coca-Cola Company remains the largest share owner of the Company, owning as of February 19, 1997, directly and indirectly through its subsidiaries, 56,318,906 shares of Company Stock, representing approximately 45% of the outstanding Company Stock. In addition, two directors of the Company are executive officers of The Coca-Cola Company, and two other directors of the Company are former executive officers of The Coca-Cola Company.

AGREEMENTS AND TRANSACTIONS WITH THE COCA-COLA COMPANY

     The Company and The Coca-Cola Company have entered into significant transactions and agreements with one another, incident to their respective businesses, and the Company and The Coca-Cola Company are expected to enter into material transactions and agreements from time to time in the future.

     Material agreements and transactions between the Company and The Coca-Cola Company during 1996 are described below.

     Bottle Contracts and Purchases of Finished Product. The Company and its subsidiaries (referred to collectively as the "Company") purchase syrups and concentrates from The Coca-Cola Company and manufacture, package, distribute and sell liquid nonalcoholic refreshment products under bottle contracts with The Coca-Cola Company. These contracts give the Company the exclusive right to produce and market beverage products of The Coca-Cola Company in bottles and cans in specified territories. The bottle contracts also provide The Coca-Cola Company with the ability to set prices of the syrups and concentrates for the beverages of The Coca-Cola Company, as well as the terms of payment and other terms and conditions under which the Company purchases such syrups and concentrates. The Company has other agreements with The Coca-Cola Company under which it purchases finished product for sale within its territories. From January 1996 until the Company's acquisition of the bottling and canning facilities in France and Belgium in July 1996 (see "Purchase of Coca-Cola Bottlers" below), the Company paid $35.8 million to The Coca-Cola Company for finished product in cans for distribution in the Netherlands.

     During the Company's fiscal year ended December 31, 1996, the Company purchased from The Coca-Cola Company approximately $1.9 billion of syrups, concentrates and finished product under the bottle contracts and other agreements relating to one-year appointments of the Company to sell fountain syrup. The Company expects the price of syrup and concentrate in 1997 to be affected by an increase of approximately 2.8% in the United States and approximately 3-4% in Europe.


     Purchase of Finished Product from Joint Venture. During 1996, the Company purchased finished product from Coca-Cola Nestle Refreshments Company, USA, a joint venture between The Coca-Cola Company and Nestle S.A. During 1996 total payments to The Coca-Cola Company, on behalf of the joint venture, were approximately $20.9 million.


     Purchase of Coca-Cola Bottlers. On July 26, 1996, the Company acquired the bottling and canning operations of The Coca-Cola Company in France and Belgium for a total consideration of approximately $915 million, including assumed debt. On August 12, 1996, the Company acquired the interest of The Coca-Cola Company in Coca-Cola Bottling Company West, Inc. and Grand Forks Coca-Cola Bottling Co. for which The Coca-Cola Company received approximately $45.8 million.

     Administrative Services Agreements. During 1996, The Coca-Cola Company provided certain administrative, telecommunications and personnel services to the Company. In general, the Company pays The Coca-Cola Company for each service rendered at a rate believed by management of the Company to approximate an arm's-length rate for such services. The amount paid by the Company in 1996 to The Coca-Cola Company for services was approximately $354,000.

     Management Services. The Company manages the production operations at various production facilities on behalf of The Coca-Cola Company. During 1996, The Coca-Cola Company incurred charges from the Company of approximately $8.3 million for management fees, manufacturing expenses, rent and other miscellaneous expenses associated with the Company's management of a syrup plant in Eagan, Minnesota and noncarbonated hot-fill facilities in Harrisburg, Pennsylvania and until March 1996, in Northampton, Massachusetts.

     Engineering Services. Enterprises Consulting, Inc. ("ECI"), a wholly owned subsidiary of the Company, provided construction design consulting and other engineering services to The Coca-Cola Company. In 1996, The Coca-Cola Company incurred fees of approximately $902,000 for these services.

     Dispensing Equipment. During 1996, the Company purchased fountain dispensing equipment and vehicles from The Coca-Cola Company for $10.7 million in conjunction with the Integrated Operating System program which is being managed by the Company. In addition, The Coca-Cola Company reimbursed the Company $22.6 million for the cost of parts and labor in connection with repairs on cooler, dispensing or post-mix equipment owned by The Coca-Cola Company.

     Lease of Office Space. The Company's Belgian offices occupy approximately 39,000 square feet of office space leased from The Coca-Cola Company. In 1996 the Company incurred approximately $455,000 in rental and related charges. The Coca-Cola Company paid the Company approximately $1.1 million for rental and related charges for approximately 19,000 square feet of space leased from the Company in France and the Netherlands.

     Point-of-Sale Expenses. The Company purchases point-of-sale and other advertising items from The Coca-Cola Company. In 1996, the Company paid The Coca-Cola Company approximately $11.5 million for such items and will continue to purchase such materials in 1997.

     Sweetener Requirements Agreement. The Company and The Coca-Cola Company were parties in 1996 to an arm's-length agreement for the purchase by the Company from The Coca-Cola Company of substantially all of the Company's 1996 requirements for sweetener in the United States. The amount paid by the Company to The Coca-Cola Company under this agreement during 1996 totaled approximately $246.7 million. The Company and The Coca-Cola Company have made a similar arrangement that provides for fixed pricing for sweetener in 1997.

     Transshipping. Under the terms of its bottle contracts with The Coca-Cola Company, the Company is prohibited from directly or indirectly selling any of the beverage products of The Coca-Cola Company outside its exclusive territories. Under such contracts, The Coca-Cola Company has the right to assess transshipment damages on behalf of bottlers in other territories for beverage products of The Coca-Cola Company produced by the Company and found in another bottler's territory, regardless of fault. The amount due to The Coca-Cola Company in 1996 for transshipment assessments was approximately $727,000. The Coca-Cola Company generally retains a portion of the assessments to offset its administrative and investigation costs and remits the remainder to the bottlers into whose territories the beverages were transshipped.

     Sales of Syrups, Bottle and Can Products and Agency Billing and Delivery Arrangements. The Company has entered into agreements with The Coca-Cola Company pursuant to which it sells fountain syrup back to The Coca-Cola Company at prices which generally equate to the prices charged by The Coca-Cola Company to the Company. The Company then delivers such syrup to certain of the major fountain accounts of The Coca-Cola Company, and sometimes, on behalf of The Coca-Cola Company, invoices and collects the receivables with respect to such sales. In addition to the fountain syrup sales, the Company also sells bottle and can beverage products to The Coca-Cola Company at prices which generally equate to the prices charged by the Company to its major customers. In 1996, the amounts paid by The Coca-Cola Company to the Company for fountain syrups, bottle and can beverage products, and delivery, billing and collection totaled approximately $294.6 million.

     Additionally, the Company and Coca-Cola Bottling Co. Consolidated, another bottler in which The Coca-Cola Company owns an equity interest, bought from and sold to each other finished soft drink product. These transactions occurred in instances where the proximity of one party's production facilities to the other party's markets, as well as other economic considerations, made it more efficient for one bottler to buy finished product than produce it. In 1996, the Company's sales to that bottler totaled approximately $15.1 million and purchases were approximately $21.7 million. The Company expects that additional sales and purchases will occur in 1997.

     Post-Mix Reimbursement. In 1996, The Coca-Cola Company reimbursed the Company approximately $6.7 million for lost post-mix margins. The Company's post-mix margins are decreased in certain territories where The Coca-Cola Company has requested that the Company purchase packaged post-mix from The Coca-Cola Company rather than produce it from concentrate.

     Marketing Support Arrangements. For 1996, total direct marketing support paid or payable to the Company by The Coca-Cola Company, or on behalf of the Company by The Coca-Cola Company, was approximately $447.9 million, for which the Company paid The Coca-Cola Company approximately $123.1 million for local media and program expense. In the opinion of management of the Company, the amount and terms of such marketing support provided to the Company by The Coca-Cola Company are generally as favorable as provided by The Coca-Cola Company to other Coca-Cola bottlers who have entered into bottle contracts similar to those of the Company bottlers. The Coca-Cola Company provided approximately $120.5 million to the Company in 1996 under a multiyear incentive program to develop facilities, systems and markets which will support accelerated placement of additional cold drink vending equipment.

     Financing Arrangements. Coca-Cola Financial Corporation ("CCFC") is a wholly owned subsidiary of The Coca-Cola Company. The business of CCFC includes loans of funds on a secured basis and leases of equipment to Coca-Cola bottlers, their customers and other customers of The Coca-Cola Company. Interest rates charged in connection with such transactions are at competitive levels, but for some transactions, interest rates may be, to an extent, subsidized by The Coca-Cola Company. During the Company's 1996 fiscal year, CCFC did not advance funds or enter into any new equipment leases with the Company or any of its bottlers. In 1996, the Company paid CCFC approximately $246,000 under existing equipment leases.

     1996 Olympic Games. In 1996, the Company paid The Coca-Cola Company approximately $4.2 million for Olympic-related expenses including the purchase of fountain equipment, coolers and special-event trailers and the Company's portion of the sponsorship fee. In connection with the Olympics, The Coca-Cola Company paid the Company approximately $1.3 million for cooler and vehicle rent and repairs, Torch Relay expenses and for certain unpaid accounts receivable which were guaranteed by The Coca-Cola Company.


RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT AND OTHERS


     The following executive officers were loaned money by the Company to assist them in meeting their tax obligations arising from the vesting of restricted stock during 1996. Each loan was without interest and due to be repaid in full on or before April 15, 1997. The amount of each loan is shown opposite the name of the borrower.


John R. Alm.................................................  $  367,285
Margaret F. Carton..........................................       8,262
John H. Downs, Jr.*.........................................      73,512
Norman P. Findley III.......................................     115,620
Robert F. Gray..............................................     160,884
John C. Heinrich............................................     132,421
Summerfield K. Johnson III..................................     163,813

Summerfield K. Johnston, Jr.................................   1,733,593
Jarratt H. Jones............................................      92,529
Lowry F. Kline..............................................     128,032
Vicki G. Roman..............................................      82,856
Philip H. Sanford...........................................     151,107
Henry A. Schimberg..........................................   2,804,850
Gary P. Schroeder...........................................     142,343
G. David Van Houten, Jr.....................................     108,638
O. Michael Whigham..........................................      10,000
Bernice H. Winter...........................................      89,320

---------------


* Executive officer as of February 18, 1997


     Additionally, Bernice H. Winter, former Vice President and Controller, has a loan from the Company having an outstanding balance at December 31, 1996 of $789,946. The loan was made to enable her to exercise certain incentive stock options from her previous employer upon her employment by the Company in 1994. The loan is repaid in quarterly installments and due in full in January 2003. It is fully secured. Ms. Winter resigned from the Company effective September 30, 1996.

     In 1992, the Company made a relocation loan to Gary P. Schroeder, Vice President, Regional Operations in the amount of $200,000. The loan, which is generally on the same terms as other relocation loans made by the Company, (i) is secured by a second mortgage on the residence, (ii) does not accrue interest, and (iii) does not become due until he leaves the Company or sells the residence. Upon the sale of the residence, the Company will share in any appreciation in price.

     The Company paid approximately $110,000 of rental and associated charges in 1996 to Mr. Johnston and Summerfield K. Johnston III for the Company's use of certain facilities owned by them.

     Lowry F. Kline, Senior Vice President and General Counsel of the Company, was a partner in the law firm of Miller & Martin, counsel to the Company, until March 1, 1996. Miller & Martin received approximately $4.5 million in legal fees from the Company during 1996.

     Jean-Claude Killy, a nominee for election to the Company's Board of Directors, entered into an agreement in 1993 with the Company's French bottler under which the bottler pays him approximately $50,000 per year for consulting services and the use of his name and likeness. This agreement runs through 1998. Additionally, Mr. Killy has a consulting agreement with an affiliate of The Coca-Cola Company which obligates Mr. Killy to provide consultation, assistance and reports on the beverage business in Europe, Latin America and Southeast Asia. The Company's French bottler reimbursed The Coca-Cola Company for half of the amounts due to Mr. Killy under this agreement. In 1996, the reimbursement was approximately $250,000, and it is anticipated that a like amount will be paid by the bottler in 1997.

                     APPROVAL OF THE 1997 STOCK OPTION PLAN
                                (PROPOSAL NO. 2)

     The Board of Directors of the Company has adopted the Company's 1997 Stock Option Plan (the "Option Plan") and directed that the Option Plan be submitted to the share owners for their approval at the Annual Meeting. The Option Plan will become effective upon the approval by the holders of a majority of the shares of Company Stock represented and entitled to vote at the Annual Meeting. The purpose of the Option Plan is to advance the interest of the Company and its subsidiaries by encouraging and enabling the acquisition of a financial interest in the Company by officers and other key employees through grants of stock options ("Options"). The following summary description of the Option Plan is qualified in its entirety by reference to the full text of the Option Plan attached hereto as Exhibit A.

     The total number of shares of Company Stock that may be issued under the Option Plan pursuant to Options granted may not exceed 5,433,000 shares. Options may be granted to executive officers, other persons within the senior executive band and executive band, branch managers, sales center managers, and other officers and management employees (including nonemployee officers) of the Company and its subsidiaries who are employed in a position determined by the Option Committee (as defined below) to be eligible to participate in the Option Plan. No person will be granted Options to acquire more than 20% of the aggregate number of shares originally authorized for issuance under the Option Plan. Approximately 1,000 employees and officers of the Company and its subsidiaries are currently eligible to participate in the Option Plan.

     The Option Plan is to be administered by a committee of the Board of Directors (the "Option Committee"), and will be comprised of no fewer than two members who must be "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and the regulations thereunder. Initially, and until a separate committee is appointed, the Option Committee will be the Compensation Committee of the Board of Directors. The Option Committee will determine the persons to whom and the times at which Options will be granted, the number of shares to be subject to each Option, the duration of each Option, the times within which the Option may be exercised, the cancellation of the Option (with the consent of the holder thereof) and the other conditions of the grant of an Option. The Option Committee, however, may delegate from time to time to the Chief Executive Officer, the authority to make awards under the Option Plan, unless such delegation would jeopardize the benefits of Rule 16b-3 under the Exchange Act or Section 162(m) of the Internal Revenue Code or regulations thereunder. The Option Committee also may interpret provisions of the Option Plan. The conditions of the grants of Options need not be the same with respect to each optionee or with respect to each Option.

     No Option granted pursuant to the Option Plan will be transferable otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, as defined by the Internal Revenue Code, or Title I of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder, unless the Committee determines otherwise.

     Options will be granted with an exercise price of one hundred percent or more of the fair market value of Company Stock on the date of grant. Grants of Options made in 1997 carry an exercise price of one hundred percent of the fair market value of the Company Stock on the date of grant. With respect to the 1997 grants, the date of grant is January 2, 1997, and the fair market value on that date was $47.6875. Payment of the exercise price may be in cash, or with the prior approval and upon the conditions established by the Option Committee, by delivery of shares of Company Stock owned by the Optionee or any other manner approved by the Committee.

     Each Option will be exercisable within such time periods as established by the Option Committee on the date of grant.

     The Option Committee has the authority to permit an optionee under the Option Plan to surrender for cancellation any unexercised outstanding Option and receive in exchange from the Company either shares of Company Stock, an Option for shares of Company Stock, or both, in amounts and with features designated by the Option Committee. Furthermore, the Option Committee may extend the duration of any Option for a period not to exceed one year without changing the Option price and on such other terms and conditions as the Option Committee may deem advisable. Unless so extended by the Option Committee, the duration of an Option is ten years.

     The Option Committee, in its sole discretion, may cause all outstanding Options held by an optionee upon disability or retirement to become immediately exercisable. Options exercisable upon the disability or retirement of an optionee (whether due to Option Committee action or otherwise) or becoming exercisable thereafter, will expire no later than thirty-six months from the date of such optionee's disability or retirement, or twelve months after the optionee's death, whichever occurs first, unless the Option Committee determines otherwise.

     Upon the death of an optionee prior to termination of employment, all outstanding Options held by such optionee will expire no later than twelve months after such death, unless the Option Committee determines otherwise.

     If an optionee's employment with the Company or certain affiliated companies is terminated for any reason except death, disability or retirement, then such optionee's Options will expire no later than six months after the date of such termination of employment; however, any Option held by such optionee may become exercisable at the discretion of the Option Committee. Although only officers (including nonemployee officers) and employees of the Company and its subsidiaries are eligible to receive grants under the Option Plan, the Company allows the vesting and exercise periods to continue without interruption when grantees leave the employment of the Company to become employees of certain affiliated companies, as determined by the Committee at the time options are granted. Companies that will be treated as affiliated companies will be defined in each grant of an Option under the Plan. Grants made in 1997 define an "affiliated company" as The Coca-Cola Company or any company in which The Coca-Cola Company owns at least 25% of the voting stock or capital if such company is a party to an agreement with the Company that provides for the continuation of certain employee benefits upon immediate employment with such company, which subsequent employment the Company has approved.

     In accordance with its authority under the Option Plan, the Option Committee has determined, and the Board has approved that all Options granted in 1997 to certain Senior Executive Band employees may become exercisable in increments of 20%, solely upon the attainment of requisite increases in the fair market value of Company Stock within five years from the date of grant (a "Performance-Vested Option Grant"). These Options become exercisable only upon the fair market value of the Company Stock reaching designated levels, with the first such level being a 15% increase over the grant date price, the three succeeding levels each being a 15% increase over the preceding level, and the fifth level being twice the grant date price, or $95.375. The average of the fair market values of Company Stock (the fair market value for a given day is the average of that day's high and low price) over twenty consecutive trading days must be at or above the designated level before the level is deemed to have been reached.

     If an Option under the Performance-Vested Option Grant has not yet become exercisable and the optionee should become disabled or retire, the Option will not expire for 36 months from the date of the Optionee's disability or retirement, during which time the Option may become exercisable upon the occurrence of the requisite price increases in the value of the Company's Stock. In the event of the optionee's death, the Option may become exercisable upon the occurrence of the requisite price increases within 12 months from the date of such death. However, in no event shall the period in which the increases may be attained extend past five years from the date of grant.

     The Board of Directors of the Company or the Option Committee may amend, suspend or terminate the Option Plan at any time without the approval of share owners, except for amendments for which share-owner approval would be required to retain the benefits of Section 162(m) of the Internal Revenue Code. Nevertheless, no such amendment, suspension or termination will affect previously granted awards without the participant's consent unless the Option Committee determines that the change is in the best interest of all participants who have received Options.

     All Options are nonqualified options for tax purposes. An optionee will not recognize any taxable income at the time of grant of a nonqualified option. Upon exercise of a nonqualified option, the optionee will recognize ordinary income for tax purposes, measured by the excess of the then fair market value of the shares over the exercise price. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

     The income recognized by an optionee will be subject to tax withholding. Upon resale of such shares by the optionee, any difference between the sale price and the exercise price, to the extent not recognized as ordinary income upon exercise, as provided above, will be treated as either short-term or long-term capital gain or loss (depending on the holding period).

     The Option Committee, subject to the approval of the Option Plan by the share owners, has awarded Options under the Option Plan as outlined in the table entitled "New Plan Benefits" in this proxy statement.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE PROPOSAL TO ADOPT THE 1997 STOCK OPTION PLAN.

                    APPROVAL OF THE LONG-TERM INCENTIVE PLAN
                          (EFFECTIVE JANUARY 1, 1997)
                                (PROPOSAL NO. 3)

     The Board of Directors of the Company has adopted the Company's Long-Term Incentive Plan (effective January 1, 1997) (the "Long-Term Incentive Plan") and directed that the Long-Term Incentive Plan be submitted to the share owners for their approval at the Annual Meeting. The Long-Term Incentive Plan will become effective upon the approval by the holders of a majority of the shares of Company Stock represented and entitled to vote at the Annual Meeting. The purpose of the Long-Term Incentive Plan is to advance the interests of the Company by providing key management and sales employees with incentive to assist the Company in meeting and exceeding its business goals. The following summary description of the Long-Term Incentive Plan is qualified in its entirety by reference to the full text of the Long-Term Incentive Plan attached hereto as Exhibit B.

     The Company intends that the compensation paid pursuant to the Long-Term Incentive Plan be "performance-based" within the meaning of Section 162(m) of the Internal Revenue Code.

     Cash awards may be made under the Long-Term Incentive Plan to persons who are executive officers, in the senior executive band, in the executive band, and, as defined by the Compensation Committee, certain eligible senior staff, of the Company and its subsidiaries. Approximately 1,000 employees are currently eligible to participate in the Long-Term Incentive Plan.

     The Long-Term Incentive Plan will be administered by a committee of the Board of Directors (the "Long-Term Incentive Plan Committee") and will be comprised of no fewer than two members who must be "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, and the regulations thereunder. Initially, and until a separate committee is appointed, the Long-Term Incentive Plan Committee will be the Compensation Committee of the Board of Directors. The Long-Term Incentive Plan Committee may interpret provisions of the Long-Term Incentive Plan.

     Awards made under the Long-Term Incentive Plan will be paid solely on account of the attainment of specified increases in cash operating profit, as measured on a corporate-wide basis, over any period of three calendar years (the "Performance Period") beginning January 1 of any year the Long-Term Incentive Plan Committee designates as the beginning of a Performance Period. The awards shall be payable to participants only upon the attainment of preestablished increases in cash operating profit during the Performance Period. Awards are stated as a percentage of the participant's average base salary in effect on the last day of each year of any three-year Performance Period for which an award is made; however, the Long-Term Incentive Plan provides that the average annual base salary used to compute the award cannot exceed the annual base salary in effect on January 1 of the first year of the three-year Performance Period, increased by 33 1/3%. The percentages that are used to calculate of awards are determined by the Long-Term

Incentive Plan Committee prior to the beginning of the Performance Period and are based on a participant's position. The maximum percentage that may be used to calculate any award under the Long-Term Incentive Plan is 160%.

     The maximum amount of compensation payable to any individual under the Long-Term Incentive Plan would be paid to Summerfield K. Johnston, Jr. since it is based upon a percentage of average base salary. Assuming the maximum performance goals were met over the three-year period beginning January 1, 1997, and further assuming Mr. Johnston's base salary increased by the maximum percentage that may be taken into consideration under the Long-Term Incentive Plan, he would earn $2,234,400 for the three-year Performance Period. With respect to the past three completed Performance Periods (1992-1994, 1993-1995 and 1994-1996) however, Mr. Johnston's awards have only averaged $570,242. The maximum awards under the Long-Term Incentive Plan would be much lower for the majority of participants. (The pro forma computation in the following "New Plan Benefits" table uses assumptions based upon the Company's historical attainment of cash operating profit goals rather than attempting to predict 1997-1999 performance.)

     The Long-Term Incentive Plan Committee will have no authority to increase the amount of an award payable to a participant than would otherwise be due upon the attainment of a performance goal, but the Long-Term Incentive Plan Committee will have the authority to reduce or eliminate any award under the Long-Term Incentive Plan.

     The Long-Term Incentive Plan provides that awards may be paid in one or more installments, as determined by the Long-Term Incentive Plan Committee.

     The Long-Term Incentive Plan provides that awards may be prorated in the following circumstances: (i) when a participant transfers within the Company or a subsidiary to a position that is ineligible for participation in this plan or leaves the employment of the Company and obtains employment with an affiliated company; (ii) when a participant dies, retires or becomes disabled prior to the end of a Performance Period; and (iii) when an employee is hired or promoted into a position eligible for participation after a Performance Period has begun. The Plan defines an "affiliated company" as The Coca-Cola Company or any company in which The Coca-Cola Company owns at least 25% of the voting stock or capital if such company is a party to an agreement with the Company that provides for the continuation of certain employee benefits upon immediate employment with such company, which subsequent employment of the Company has approved.

     The Board of Directors or the Long-Term Incentive Plan Committee may terminate or suspend the Long-Term Incentive Plan in whole or in part and may amend the Long-Term Incentive Plan from time to time to correct any defect or supply any omission or reconcile any inconsistency in the Long-Term Incentive Plan if such amendment does not constitute the modification of a material term of the Long-Term Incentive Plan, without the approval of the share owners of the Company. No action shall be taken, however, without the approval of the share owners unless the Committee determines that the approval of share owners would not be necessary to retain the benefits of Section 162(m) of the Internal Revenue Code.

     Subject to the approval of the Long-Term Incentive Plan by the share owners, the table titled "New Plan Benefits" in this proxy statement shows, for illustrative purposes only, a pro forma computation of amounts that could be paid for the 1997-1999 Performance Period.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE PROPOSAL TO ADOPT THE LONG-TERM INCENTIVE PLAN (EFFECTIVE JANUARY 1, 1997).

              APPROVAL OF THE EXECUTIVE MANAGEMENT INCENTIVE PLAN
                          (EFFECTIVE JANUARY 1, 1997)
                                (PROPOSAL NO. 4)

     The Board of Directors of the Company has adopted the Company's Executive Management Incentive Plan (effective January 1, 1997) (the "Executive Incentive Plan") and directed that the Executive Incentive Plan be submitted to the share owners for their approval at the Annual Meeting. The Executive Incentive Plan will become effective upon the approval by the holders of a majority of the shares of the common stock of the Company represented and entitled to vote at the Annual Meeting. The purpose of the Executive Incentive Plan is to advance the interests of the Company by providing executive officers and managers of the Company with incentive to assist the Company in meeting and exceeding its business goals. The following summary description of the Executive Incentive Plan is qualified in its entirety by reference to the full text of the Executive Incentive Plan attached hereto as Exhibit C.

     The Company intends that the cash awards paid pursuant to the Executive Incentive Plan be "performance-based" compensation within the meaning of Section 162(m) of the Internal Revenue Code.

     The Executive Incentive Plan will be administered by a committee of the Board of Directors (the "Executive Incentive Plan Committee") and will be comprised of no fewer than two members who must be "outside directors" within the meaning of Section 162(m) and the regulations thereunder of the Internal Revenue Code of 1986, as amended. Initially, the Executive Incentive Plan Committee will be the Compensation Committee of the Board of Directors. The Executive Incentive Plan Committee may interpret provisions of the Executive Incentive Plan.

     Cash awards may be made under the Executive Incentive Plan to employees who are executive officers, in the senior executive band and in the executive band. Approximately 28 officers and employees of the Company are currently eligible to participate in the Executive Incentive Plan.

     Awards made under the Executive Incentive Plan will be paid solely on account of attainment of the budgeted cash operating profit of each performance unit of the Company beginning January 1 of any calendar year the Executive Incentive Plan Committee designates as a "Performance Period." Performance units are classified as corporate, group, region or any combination thereof. A minimum award is paid if a specified percentage of the budgeted cash operating profit is attained, the award is increased upon the attainment of budgeted cash operating profit and increased further upon the attainment of a specified percentage above budgeted cash operating profit. Awards are stated as a percentage of base salary. The maximum percentage that may be used to calculate any award under the Executive Incentive Plan is 115%.

     The Executive Incentive Plan provides that awards may be prorated in the following circumstances: (i) when an employee transfers within the Company or a subsidiary to a position that is ineligible for participation in this Plan or leaves the employment of the Company and obtains employment with an affiliated company; (ii) when an employee dies, retires or becomes disabled prior to the end of the Performance Period; (iii) when an employee is hired or promoted into a position eligible for participation after a Performance Period has begun; and
(iv) when an employee who is in one position is promoted to another such position during the Performance Period. The Plan defines an "affiliated company" as The Coca-Cola Company or any company in which The Coca-Cola Company owns at least 25% of the voting stock or capital if such company is a party to an agreement with the Company that provides for the continuation of certain employee benefits upon immediate employment with such company, which subsequent employment the Company has approved.

     The maximum amount of compensation payable to any individual under the Executive Incentive Plan would be paid to Summerfield K. Johnston, Jr. since it is based upon a percentage of annual base salary. Assuming the maximum performance goal was met for the Performance Period beginning January 1, 1997, and further assuming that Mr. Johnston's base salary increased by the maximum percentage that may be taken into consideration under the Executive Incentive Plan, he would earn $1,328,250 for the 1997 Performance Period. With respect to the past three annual Performance Periods, however, Mr. Johnston's awards have only averaged $788,917. The maximum awards under the Executive Incentive Plan are much lower for the majority of participants.

     The Executive Incentive Plan Committee will have no authority to increase the amount of an award payable to a participant that would otherwise be due upon the attainment of a performance goal, but the Executive Incentive Plan Committee will have the authority to reduce or eliminate any award under the Executive Incentive Plan.

     The Board or the Executive Incentive Plan Committee may terminate or suspend the Executive Incentive Plan in whole or in part, and may amend the Executive Incentive Plan from time to time to correct any defect or supply any omission or reconcile any inconsistency in the Executive Incentive Plan that does not constitute the modification of a material term of the Executive Incentive Plan, without the approval of the share owners of the Company. No action shall be taken, however, without the approval of the share owners unless the Committee determines that the approval of share owners would not be necessary to retain the benefits of Section 162(m) of the Internal Revenue Code.

     Subject to the approval of the Executive Incentive Plan by the share owners, the table entitled "New Plan Benefits" in this proxy statement shows, for illustrative purposes only, the pro forma amounts which would have been payable to the participants in this plan had it applied to actual 1996 cash operating profit as compared to budgeted 1996 cash operating profit.

RECOMMENDATION OF THE BOARD OF DIRECTORS


     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE PROPOSAL TO ADOPT THE EXECUTIVE MANAGEMENT INCENTIVE PLAN (EFFECTIVE JANUARY 1, 1997).


                               NEW PLAN BENEFITS

     The following table shows: (i) grants of options under the Company's 1997 Stock Option Plan; (ii) pro forma amounts which would be earned for the 1997-1999 period under the Long-Term Incentive Plan (effective January 1, 1997); and (iii) pro forma amounts which would be earned for 1997 under the Executive Management Incentive Plan (effective January 1, 1997). The table assumes approval of each plan by the share owners and, in the case of the Executive Management Incentive Plan and the Long-Term Incentive Plan, are further subject to the assumptions noted in the footnotes.

                                                                      Pro Forma
                                                                      1997 Bonus    Pro Forma
                                                         Number of      Under        Payout
                                                           Shares     Executive    Under Long-
                                            Dollar       Subject to   Management      Term
                                           Value of       Options     Incentive     Incentive
           Name and Position                Options       Granted      Plan(2)       Plan(3)
           -----------------              -----------    ----------   ----------   -----------
Summerfield K. Johnston, Jr. ...........           (1)            0   $  997,500   $ 1,339,479
  Vice Chairman and Chief Executive
  Officer
Henry A. Schimberg......................           (1)            0      902,500     1,211,909
  President and Chief Operating Officer
John R. Alm.............................           (1)            0      348,300       411,635
  Senior Vice President and Chief
  Financial Officer

                                                                      Pro Forma
                                                                      1997 Bonus    Pro Forma
                                                         Number of      Under        Payout
                                                           Shares     Executive    Under Long-
                                            Dollar       Subject to   Management      Term
                                           Value of       Options     Incentive     Incentive
           Name and Position                Options       Granted      Plan(2)       Plan(3)
           -----------------              -----------    ----------   ----------   -----------
Norman P. Findley III...................           (1)            0   $  251,100   $   296,760
  Senior Vice President
G. David Van Houten, Jr. ...............           (1)            0      240,000       287,187
  Senior Vice President
Executive Group.........................           (1)      146,300    4,545,430     5,548,571
Non-Executive Director Group............           (1)            0            0             0
Non-Executive Officer Employee Group....           (1)    1,799,400    6,065,743    26,905,864

---------------

(1) Options have an exercise price equal to the fair market value of Company Stock of the Company on January 2, 1997, $47.6875 per share. The actual value an optionee may realize will depend on the excess of the stock price over the exercise price on the date the vested Options are exercised.
(2) Awards under the Executive Management Incentive Plan are not determinable until 1998, because they would be based upon full-year financial results for 1997. The table discloses pro forma bonuses for 1997 based on a comparison of budgeted 1996 cash operating profit to actual 1996 cash operating profit and assumes 4% annual salary increases for nonofficer participants.
(3) Awards under the Long-Term Incentive Plan are not determinable until 2000, when the results of the three-year Performance Period (1997 through 1999) are available. The table discloses pro forma payments as if the terms of the Long-Term Incentive Plan applied to the period 1994 through 1996 and assumes a 4% annual salary increase for nonofficer participants over the three-year term, and a 4% annual salary increase for officer participants over salary at December 31, 1996.

             APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION
                                (PROPOSAL NO. 5)

     At its meeting on February 18, 1997, the Board of Directors approved a proposal to amend Article FOURTH of the Company's certificate of incorporation to increase the authorized shares of the Company Stock and to effect a 3-for-1 split of the Company Stock.

     The full text of the amendment is set forth in Exhibit D to this proxy statement.

     The Board anticipates that the increase in the number of outstanding shares of Company Stock through the stock split may place the market price of the Common Stock in a range more attractive to investors, particularly individuals, and may result in a broader market for the stock. If the proposed amendment is approved by the Company's share owners, the Company will apply to the New York Stock Exchange for the continued listing of the stock on a split basis.

     The Company plans to continue to pay cash dividends on Company Stock on a quarterly basis. The current annual rate of dividend is 10 cents per share, and it is anticipated that the same rate will apply after the split. However, the decision to pay dividends is made quarterly by the Board of Directors and depends upon a number of factors, including, for example, earnings, cash flow requirements and management's assessments of future cash flow needs.

     Under the amendment, the number of authorized shares of common stock of the Company would be increased from 500,000,000 to 1,000,000,000. The par value would continue to be $1 per share. The number of authorized shares of preferred stock would remain at 100,000,000.

     It is proposed that the amendment implementing the split will be effective as of the close of business on May 1, 1997. This means that a record owner of Company Stock as of such time will automatically become the record owner of two additional shares of Company Stock for each share owned immediately prior to the split. No action is required of any share owner to effect the split. If the amendment is approved, new certificates will be issued to represent the additional shares resulting from the split. It is anticipated that new certificates will be mailed to the share owners on or about May 12, 1997. Existing certificates will continue to represent the number of shares they currently represent and should be retained by each share owner.

     The Company has been advised by tax counsel that the proposed stock split would not result in gain or loss or the realization of taxable income to owners of Company Stock under existing United States federal income tax laws. The cost basis for tax purposes of each new share and each share of Company Stock owned immediately before the split will be equal to one-third of the cost basis for tax purposes of each share owned immediately before the split. The holding period for the additional shares will be deemed to be the same as the holding period for the original share of Company Stock. The laws of jurisdictions other than the United States may impose income taxes on the issuance of the additional shares, and share owners are urged to consult their tax advisors.

     In accordance with the terms of the various stock option and restricted stock plans of the Company, it will be necessary to make appropriate adjustments to the number of shares and price of Common Stock reserved for issuance under such plans. Upon the effective date of the split, the number of shares issuable under such plans will be tripled and the exercise price per share, where applicable, will be adjusted accordingly.

     If the proposed amendment to effect the stock split is adopted, the Company's paid-in capital account will be debited by the $1 par value per share of the stock issued as a result of the split, and the Company's common stock account will be increased by a like amount.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND ARTICLE FOURTH OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO EFFECT A 3-FOR-1 STOCK SPLIT.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                (PROPOSAL NO. 6)

     The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 1997, subject to ratification of this appointment by the share owners of the Company at the 1997 Annual Meeting. Ernst & Young LLP has served as independent auditors of the Company since 1986 and is considered by management of the Company to be well qualified. The Company has been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity.

     Representatives of Ernst & Young LLP will be present at the Annual Meeting, where they will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

     If the share owners do not ratify the appointment of Ernst & Young LLP, the Board of Directors will reconsider the appointment.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE 1997 FISCAL YEAR.

                              SHARE-OWNER PROPOSAL
                                (PROPOSAL NO. 7)

     The New York City Employees' Retirement System, which owns 231,934 shares of Company Stock, has notified the Company that it intends to submit the following proposal at the Annual Meeting:

                CREATION OF AN INDEPENDENT NOMINATING COMMITTEE
                              SHAREHOLDER PROPOSAL

     Submitted on behalf of the New York City Employees' Retirement System by Alan G. Hevesi, Comptroller of the City of New York.

     WHEREAS, the board of directors is meant to be an independent body elected by shareholders and charged by law and shareholders with the duty, authority and responsibility to formulate and direct corporate policies, and

     WHEREAS, this company has provided that the board may designate from among its members one or more committees, each of which, to the extent allowed, shall have certain designated authority, and

     WHEREAS, we believe that directors independent of management are best qualified to act in the interest of shareholders and can take steps necessary to seek, nominate and present new directors to shareholders, and

     WHEREAS, we believe the selection of new directors is an area in which inside directors may have a conflict of interest with shareholders, and

     WHEREAS, we believe that an increased role for the independent directors would help our company improve its long-term financial condition, stock performance and ability to compete.

     NOW THEREFORE BE IT RESOLVED THAT the shareholders request the company establish a Nominating Committee to recommend candidates to stand for election to the board of directors. The Committee shall be composed solely of independent directors. For these purposes, an independent director is one who: (1) has not been employed by the company or an affiliate in an executive capacity within the last five years; (2) is not a member of a company that is one of this company's paid advisors or consultants, (3) is not employed by a significant customer or supplier; (4) is not remunerated by the company for personal services (consisting of legal, accounting, investment banking, and management consulting services (whether or not as an employee) for a corporation, division, or similar organization that actually provides the personal services, nor an entity from which the company derives more than 50 percent of its gross revenues); (5) is not employed by a tax-exempt organization that receives significant contributions from the company; (6) is not a relative of the management of the company; and (7) is not part of an interlocking directorate in which the CEO or other executive officers of the corporation serves on the board of another corporation that employs the director.

     The proponent has submitted the following statement in support of the proposal:

     "As long-term shareholders we are concerned about our company's prospects for profitable growth. This proposal is intended to strengthen the process by which nominees are selected. We believe that this will strengthen the board of directors in its role of advising, overseeing and evaluating management.

     We urge you to vote FOR this proposal."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL TO ESTABLISH AN INDEPENDENT NOMINATING COMMITTEE.

     This is substantially the same proposal submitted in 1994, 1995 and 1996 by the proponent. Each time it has been defeated by the share owners.

     The Board of Directors continues to be opposed to the proposal for the same reasons stated last year: there is no tenable link between the composition of the nominating committee and the profitability of the Company; all but one member of the Company's existing Committee on Directors are nonemployees; and the Board believes there is no useful purpose served in arbitrarily denying certain large share owners the ability to serve on the nominating committee.

                 SHARE-OWNER PROPOSALS FOR 1998 ANNUAL MEETING

     Director nominations and other proposals of share owners intended to be presented at the 1998 Annual Meeting of Share Owners must be made in writing and received by the Company on or before November 5, 1997, to be eligible for inclusion in the Company's proxy statement and form of proxy relating to that meeting. If not received within such time period, director nominations and other share-owner proposals may be submitted to share owners at the 1998 Annual Meeting (although excluded from the Company's proxy statement and form of proxy relating to that meeting) only if submitted in writing in accordance with
Article I, Section 10 of the bylaws of the Company and received by the Company not less than 30 days nor more than 60 days prior to the 1998 Annual Meeting. All share-owner proposals should be submitted by certified mail, return receipt requested, to the Secretary of the Company, Post Office Box 723040, Atlanta, Georgia 31139-0040.

                                 OTHER MATTERS

     Management does not know of any matters other than those referred to in the accompanying notice of the Annual Meeting of Share Owners that may properly come before the meeting or any adjournments thereof. As to any other matters that may properly come before the meeting, it is intended that all properly executed proxies delivered pursuant to this solicitation will be voted on any such matters in accordance with the discretion of the persons named on the enclosed proxy.

                                          J. GUY BEATTY, JR.
                                          Secretary
Atlanta, Georgia
March 10, 1997

                             ---------------------

     THE COMPANY'S 1996 ANNUAL REPORT, WHICH INCLUDES AUDITED FINANCIAL STATEMENTS, HAS BEEN MAILED TO SHARE OWNERS OF THE COMPANY. THE ANNUAL REPORT DOES NOT FORM ANY PART OF THE MATERIAL FOR THE SOLICITATION OF PROXIES.

                             ---------------------

                                                                       EXHIBIT A

                           COCA-COLA ENTERPRISES INC.
                             1997 STOCK OPTION PLAN

SECTION 1.  PURPOSE

     The purpose of the 1997 Stock Option Plan (the "Plan") is to advance the interest of Coca-Cola Enterprises Inc. (the "Company") and its Subsidiaries (as defined in Section 4) by encouraging and enabling the acquisition of a financial interest in the Company by officers and other key employees through grants of stock options ("Options").

SECTION 2.  ADMINISTRATION

     The Plan shall be administered by a Compensation Committee (the "Committee") appointed by the Board of Directors of the Company (the "Board") from among its members and shall be comprised of not fewer than two members who shall be "nonemployee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended ("Internal Revenue Code"), and the regulations thereunder.

     The Committee shall determine the persons to whom and the times at which Options will be granted, the number of shares to be subject to each Option, the duration of each Option, the times within which the Option may be exercised, the cancellation of the Option (with the consent of the holder thereof) and the other conditions of the grant of an Option. The Committee, however, may delegate, from time to time, to the Chief Executive Officer the authority to make Awards under the Plan or to extend the period for exercise of Options awarded under the Plan, unless such delegation would jeopardize the benefits of
Section 162(m) of the Internal Revenue Code or regulations thereunder. Conditions of the grants of Options need not be the same with respect to each optionee or with respect to each Option.

     The Committee may, subject to the provisions of the Plan, establish such rules and regulations for the proper administration of the Plan, may make interpretations and take other action in relation to the Plan as it deems necessary or advisable. Each interpretation or other action made or taken pursuant to the Plan shall be final and conclusive for all purposes and upon all persons including, but without limitation, the Company, its Subsidiaries, the Committee, the Board, the affected optionees, and their respective successors in interest.

     In addition to such other rights of indemnification as they have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against reasonable expenses (including, without limitation, attorneys' fees) incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act in connection with the Plan or any Option granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved to the extent required by and in the manner provided by the Certificate of Incorporation or Bylaws of the Company relating to indemnification of directors) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member or members did not act in good faith and in a manner he, she or they reasonably believed to be in or not opposed to the best interest of the Company.

SECTION 3.  STOCK

     The stock to be issued under the Plan shall be shares of common stock, $1 par value, of the Company (the "Stock"). The Stock shall be made available from authorized and unissued Stock or from shares of Stock held by the Company in its treasury. The total number of shares of Stock that may be issued under the Plan pursuant to Options granted hereunder shall not exceed 5,433,000. Stock subject to any unexercised portion of an Option which expires or is canceled, surrendered or terminated for any reason may again be subject to Options granted under the Plan. Stock received in payment upon the exercise of an Option may not be the subject of a subsequent Option.

SECTION 4.  ELIGIBILITY

     Options may be granted to executive officers, other persons in the senior executive band, and in the executive band, branch managers, sales center managers, and other officers and management employees (including non-employee officers) of the Company and its Subsidiaries. "Subsidiary" shall mean any corporation or other business organization in which the Company owns, directly or indirectly, 25% or more of the voting stock or capital at the time of the granting of such Option.

     No person shall be granted the right to acquire pursuant to Options granted under the Plan more than 20% of the aggregate number of shares of Stock originally authorized for issuance under the Plan.

SECTION 5.  AWARDS OF OPTIONS

     (A) OPTION PRICE. The option price shall be 100% or more of the fair market value of the Stock on the date of grant. The fair market value of shares of Stock shall be computed on the basis of the average of the high and low market prices at which a share of Stock shall have been sold on the date for which the valuation is made, or on the next preceding trading day if such date was not a trading day, as reported on the New York Stock Exchange Composite Transactions listing, or as otherwise determined by the Committee.

     (B) PAYMENT. The option price shall be paid in full at the time of exercise. No shares shall be issued until full payment has been received therefor. Payment may be made in cash or, with the prior approval of and upon the conditions established by the Committee, by other means, including delivery of shares of Stock owned by the optionee.

     (C) DURATION OF OPTIONS. Subject to the provisions of Section 9 and the terms of the Option, the duration of Options shall be 10 years from date of grant.

     (D) TIME PERIOD FOR EXERCISE OF OPTION.  Subject to the provisions of
Section 9 and terms of the Option, an Option shall be exercisable, in whole or in part, within such time periods as established on the date of grant by the Committee, or, when applicable, the Chief Executive Officer.

     (E) OTHER TERMS AND CONDITIONS. Options may contain such other provisions, as the Committee shall determine appropriate from time to time. The grant of an Option to any officer or employee shall not affect in any way the right of the Company and any Subsidiary to terminate the relationship between the Company or Subsidiary and the optionee.

     (F) OPTIONS GRANTED TO INTERNATIONAL OPTIONEES. Options granted to an optionee who is subject to the laws of a country other than the United States of America may contain terms and conditions inconsistent with provisions of the Plan (except those necessary to retain the benefits of Section 162(m) of the Internal Revenue Code), or may be granted under such supplemental documents, as required under such laws.

     (G) WITHHOLDING. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the optionee the amount of any federal, state or local taxes required by law to be withheld with respect to the Stock subject to such Award.

SECTION 6.  REPLACEMENT

     The Committee from time to time may permit an optionee under the Plan to surrender for cancellation any unexercised outstanding stock option or stock appreciation rights of the Company and receive in exchange from the Company either shares of Stock, an option for such number of shares of Stock, or both, in amounts and with features as designated by the Committee.

SECTION 7.  EXTENSION OF THE TERMS OF OPTIONS

     The Committee may extend the duration of any Option for a period not to exceed one year without changing the option price and on such other terms and conditions as the Committee may deem advisable unless such extension or change would result in less favorable tax treatment than the optionee would have received under the original option.

SECTION 8.  NONTRANSFERABILITY OF OPTION

     An Option granted pursuant to the Plan shall not be transferable otherwise than by will or by the laws of descent and distribution or pursuant to a domestic relations order as defined by the Internal Revenue Code unless otherwise determined by the Committee. Certificate(s) representing the shares of Stock issued upon exercise of an Option shall be issued only in the name of the optionee or in the name of such optionee's duly authorized representative. With the exception of any Option transferred pursuant to a qualified domestic relations order, Options shall be exercisable, during the lifetime of an optionee, only by the optionee personally or by the optionee's legal representative. With respect to any Option transferred pursuant to a qualified domestic relations order, any such Option shall be exercisable only by the designated transferee personally or the designated transferee's legal representative.

SECTION 9.  EFFECT OF TERMINATION OF EMPLOYMENT

     (A) RETIREMENT AND DISABILITY.

          (I) The Committee, in its sole discretion, may cause all outstanding Options held by an optionee upon his or her retirement or disability to become immediately exercisable.

          (II) All Options exercisable upon retirement or disability of an optionee (whether due to Committee action or otherwise) or becoming exercisable thereafter shall expire no later than 36 months from the date of such optionee's retirement or disability; provided, however, that if the optionee dies within two years after the optionee's retirement or disability, the Options shall expire 12 months after his or her death, unless the Committee determines otherwise.

     (B) DEATH WHILE EMPLOYED.

     Upon the death of an optionee prior to termination of employment, all outstanding Options held by such employee expire no later than 12 months after the employee's death, unless the Committee determines otherwise.

     (C) OTHER TERMINATION OF EMPLOYMENT.

          (I) Upon the termination of employment of an optionee other than the death, disability or retirement of the optionee ("Other Termination of Employment"), then the Committee, in its sole discretion, may cause all outstanding nonexercisable Options held by such optionee to become immediately exercisable.

          (II) All Options exercisable upon the Other Termination of Employment (whether due to Committee action or otherwise) or becoming exercisable thereafter, shall expire no later than six months after the Other Termination of Employment, unless the Committee determines otherwise.

     (D) DEFINITIONS AND OTHER DETERMINATIONS.

          (I) For purposes of this Section 9, "retirement" means an optionee's voluntary termination of employment on a date which is on or after the earliest date on which such optionee would be eligible for an immediately payable benefit pursuant to the terms of the defined benefit pension plan sponsored by the Company or a Subsidiary in which the optionee participates. If the optionee does not participate in such a plan, the date shall be determined as if the optionee participated in the Company's defined benefit plan covering the majority of its nonbargaining employees in the United States. With respect to nonemployee officers, "retirement" means termination of services as an officer at or after age 55. Notwithstanding the foregoing, options may contain such other definitions of "retirement," as the Committee determines appropriate.

          (II) For purposes of this Section 9, "disability" shall be determined according to the definition of "disability," in effect at the time of the determination, in the defined benefit pension plan sponsored by the Company or a Subsidiary in which the optionee participates. If the optionee does not participate in such a plan, the definition shall be determined as if the optionee participated in the Company's defined benefit plan covering the majority of its nonbargaining employees in the United States.

          (III) For purposes of this Section 9, an optionee's employment shall not be deemed to have terminated if the optionee obtains immediate employment with certain affiliates of the Company, as defined in an Option, and termination from such subsequent employment shall be deemed a termination from the Company, unless the optionee obtains immediate reemployment with the Company or its Subsidiaries.

SECTION 10.  NO RIGHTS AS A SHARE OWNER

     An optionee or transferee of an Option shall have no right as a share owner with respect to any Stock covered by an Option or receivable upon the exercise of an Option until the optionee or transferee shall have become the holder of record of such Stock. No adjustments shall be made for dividends in cash or other property (except for share dividends) or other distributions or rights in respect of such Stock for which the record date is prior to the date on which the optionee or transferee shall have in fact become the holder of record of the share of Stock acquired pursuant to the Option.

SECTION 11.  ADJUSTMENT IN THE NUMBER OF SHARES AND IN OPTION PRICE

     In the event there is any change in the shares of Stock through the declaration of stock dividends or stock splits or through recapitalization or merger, share exchange, consolidation, combination of shares or otherwise, the Committee or the Board shall make such adjustment, if any, as it may deem appropriate in the number of shares of Stock available for Options as well as the number of shares of Stock subject to any outstanding Option and the option price thereof. Any such adjustment may provide for the elimination of any fractional shares which might otherwise become subject to any Option without payment therefor.

SECTION 12.  AMENDMENTS, MODIFICATION AND TERMINATION OF THE PLAN

     The Board or the Committee may terminate the Plan in whole or in part, may suspend the Plan in whole or in part from time to time, and may amend the Plan from time to time, including the adoption of amendments deemed necessary or desirable to qualify the Options under the laws of various states (including tax laws) or to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option granted thereunder, without the approval of the share owners of the Company. However, no action shall be taken without the approval of the share owners of the Company if the Committee determines that the approval of share owners would be necessary to retain the benefits of Section 162(m) of the Internal Revenue Code.

     No amendment or termination or modification of the Plan shall in any manner affect any Option theretofore granted without the consent of the optionee, except that the Committee may amend or modify the Plan in a manner that does affect Options theretofore granted upon a finding by the Committee that such amendment or modification is necessary to retain the benefits of Sec-tion 162(m) of the Internal Revenue Code or that it is not adverse to the interest of holders of outstanding Options.

     The Plan shall terminate five years after the date of approval of the Plan by the share owners of the Company unless earlier terminated by the Board or by the Committee.

SECTION 13.  GOVERNING LAW

     The Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of Georgia and construed in accordance therewith.

                                                                       EXHIBIT B

                            LONG-TERM INCENTIVE PLAN
              (AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 1997)

SECTION 1.  PURPOSE.

     The purpose of the Long-Term Incentive Plan (the "Plan") is to advance the interest of Coca-Cola Enterprises Inc. (the "Company") by providing key management and sales employees with incentive to assist the Company in meeting and exceeding its business goals.

SECTION 2.  ADMINISTRATION.

     The Plan shall be administered by a Compensation Committee (the "Committee") appointed by the Board of Directors of the Company (the "Board") from among its members and shall be comprised of not fewer than two members who shall be "outside directors" within the meaning of Section 162(m) and the regulations thereunder of the Internal Revenue Code of 1986, as amended (the "Code").

     The Committee may, subject to the provisions of the Plan, establish such rules and regulations or take such action as it deems necessary or advisable for the proper administration of the Plan. Each determination made or action taken pursuant to the Plan, including interpretation of the Plan, shall be final and conclusive for all purposes and upon all persons, including, but not limited to, the Company, the Committee, the Board, officers, the affected Participants (as defined in Section 3), and their respective successors in interest.

     In addition to such other rights of indemnification as they have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against reasonable expenses (including, but not limited to, attorneys' fees) incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act in connection with the Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved to the extent required by and in the manner provided by the Certificate of Incorporation or Bylaws of the Company relating to indemnification of directors) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member or members did not act in good faith and in a manner he, she or they reasonably believed to be in or not opposed to the best interest of the Company.

SECTION 3.  ELIGIBILITY.

     Cash awards ("Awards") may be made under this Plan to the persons who are executive officers; in the senior executive band; in the executive band; corporate directors; and, as such positions are defined by the Compensation Committee, senior staff of the Company and its Subsidiaries ("Participants").

     "Subsidiary" shall mean any corporation or other business organization in which the Company owns, directly or indirectly, 25% or more of the voting stock or capital during a Performance Period.

SECTION 4.  PERFORMANCE GOAL CRITERIA.

     Awards made under the Plan shall be paid solely on account of the attainment of specified increases in cash operating profit ("COP"), as measured on a corporate-wide basis, over the period of three consecutive calendar years (the "Performance Period") beginning on January 1 of any year the Compensation Committee designates as the beginning of a Performance Period for which an Award shall be made. The Committee shall preestablish the specific COP targets for each

Performance Period in accordance with Code Section 162(m) and regulations thereunder. For the purposes of the Plan, COP is determined as operating income plus depreciation and amortization, normalized for acquisitions, divestitures and other significant financial events.

SECTION 5.  CALCULATION OF THE AWARD.

     The Committee has established Award levels, described as percentages by which a Participant's Average Annual Base Salary shall be multiplied, to determine the amount of an Award payable upon the attainment of specified increases in the corporate-wide COP. "Average Annual Base Salary" means the average of the base salary in effect on the last day of each year of the three-year Performance Period for which an Award is made. Notwithstanding the preceding, the Average Annual Base Salary used to calculate an Award paid to a Participant may not exceed such Participant's annual base salary in effect on January 1 that constitutes the beginning of the Performance Period for which the Award is being paid, increased by 33 1/3%. No Award under the Plan shall exceed 160% of a Participant's Average Annual Base Salary.

SECTION 6.  PAYMENT OF AWARD AND DEFINITIONS.

     (i) Awards shall be paid in cash after the end of the Performance Period in one or more installments, as determined by the Committee.

     (ii) "Retirement" means a Participant's voluntary termination of employment on a date which is on or after the earliest date on which such Participant would be eligible for an immediately payable benefit pursuant to the terms of the defined benefit pension plan sponsored by the Company or a Subsidiary in which the Participant participates. If the Participant does not participate in such a plan, the date shall be determined as if the Participant participated in the Company's defined benefit plan covering the majority of its non-bargaining employees in the United States.

     (iii) "Disability" shall be determined according to the definition of "total and permanent disability," in effect at the time of the determination, in the defined benefit plan sponsored by the Company or a Subsidiary in which the Participant participates. If the Participant does not participate in such a plan, the definition shall be determined as if the Participant participated in the Company's defined benefit plan covering the majority of its non-bargaining employees in the United States.

SECTION 7.  PRORATED AND PARTIAL AWARDS.

     (i) If during the years to which the Plan applies, an employee is hired or promoted into a position eligible for participation in the Plan, the employee shall be eligible to receive a prorated Award for the period of partial participation. To calculate the Average Annual Base Salary for a prorated Award, each year's annual base salary shall be prorated based on the period in which the employee was employed in the eligible position.

     (ii) If a Participant is promoted from one position to another position eligible for participation under the Plan, the Participant's Award shall be prorated for the period of time the Participant was employed within each position. The base salary in effect on the last day of each year shall be included in the calculation of the Participant's Average Annual Base Salary, irrespective of the changes of positions. Prorated awards shall be measured according to the number of whole months in which a Participant was employed within each position for which the Award is made.

     (iii) If, within a Performance Period, a Participant transfers from a position eligible for participation under the Plan to a position ineligible for participation, a prorated Award shall be paid to such Participant for the period of time the Participant was employed within the eligible position. The Participant's annual base salary in effect on the last day of the Participant's employment in the eligible position shall be included in the calculation of the Participant's Average Annual Base Salary, irrespective of the change of positions. Prorated awards shall be measured according to the number of whole months in which the Participant was employed within one or more eligible positions.

     (iv) Partial Awards under this Section 7 shall not be paid to a Participant whose employment is terminated prior to the last day of the Performance Period unless the reason for such termination was the Participant's death, disability, or retirement (as defined in Section 6). To determine the Average Annual Base Salary to be used in calculating a partial Award, each year's base salary shall be prorated for the period in which the Participant was employed in an eligible position during the Performance Period. A partial Award paid to a Participant whose employment is terminated on account of death or disability shall be calculated based on the increase in COP as of December 31st of the year preceding the Participant's termination and shall be paid in the year following such Participant's termination of employment. A partial Award paid to a Participant whose employment is terminated on account of retirement shall be paid in the year following the end of the Performance Period for which the Award is made, and subject to the Committee's discretion described in Section 8, shall be calculated on the basis of the increase in COP through the end of the Performance Period.

     (v) For purposes of this Section 7, a Participant's employment with the Company will be deemed not to be a termination of employment if the Participant's reason for termination with the Company is due to immediate employment with any Affiliate; however, in such event, the Participant's Award shall be subject to proration as if the Participant transferred to a position within the Company that is ineligible for participation in the Plan. The term "Affiliate" shall include The Coca-Cola Company or any corporation or business entity in which The Coca-Cola Company owns, directly or indirectly, 25% or more of the voting stock or capital if such company is a party to an active reciprocity agreement with the Company and the Company has assented to the Participant's subsequent employment.

SECTION 8.  DISCRETION OF THE COMPENSATION COMMITTEE.

     All Awards shall be made solely on the basis of the performance goals set forth by the Committee pursuant to Section 4 and only in accordance with the standards set forth in Section 5. The Committee shall have no authority to increase the amount of an Award payable to a Participant which would otherwise be due upon the attainment of the performance goal. The Committee shall, however, have the authority to reduce or eliminate any Award under the Plan.

SECTION 9.  COMMITTEE CERTIFICATION.

     Prior to payment of an Award, the Committee shall certify in writing that the performance targets described in Section 4 have, in fact, been satisfied.

SECTION 10.  AMENDMENTS, MODIFICATION AND TERMINATION OF THE PLAN.

     The Board or the Committee may terminate the Plan in whole or in part, may suspend the Plan in whole or in part from time to time, and may amend the Plan from time to time to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in the Awards made thereunder that does not constitute the modification of a material term of the Plan, without the approval of the share owners of the Company. No action shall be taken, however, without the approval of the share owners of the Company unless the Committee determines that the approval of share owners would not be necessary to retain the benefits of Section 162(m) of the Internal Revenue Code of 1986, as amended.

SECTION 11.  GOVERNING LAW.

     The Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of Georgia and construed in accordance therewith.

                                                                       EXHIBIT C

                      EXECUTIVE MANAGEMENT INCENTIVE PLAN
                          (EFFECTIVE JANUARY 1, 1997)

SECTION 1.  PURPOSE.

     The purpose of the Executive Management Incentive Plan (the "Plan") is to advance the interest of Coca-Cola Enterprises Inc. (the "Company") by providing executive officers and managers of the Company with incentive to assist the Company in meeting and exceeding its business goals.

SECTION 2.  ADMINISTRATION.

     The Plan shall be administered by a Compensation Committee (the "Committee") appointed by the Board of Directors of the Company (the "Board") from among its members and shall be comprised of not fewer than two members who shall be "outside directors" within the meaning of Section 162(m) and the regulations thereunder of the Internal Revenue Code of 1986, as amended (the "Code").

     The Committee may, subject to the provisions of the Plan, establish such rules and regulations or take such action as it deems necessary or advisable for the proper administration of the Plan. Each interpretation made or action taken pursuant to the Plan shall be final and conclusive for all purposes and binding upon all persons, including, but not limited to, the Company, the Committee, the Board, the affected Participants (as defined in Section 3), and their respective successors in interest.

     In addition to such other rights of indemnification as they have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against reasonable expenses (including, but not limited to, attorneys' fees) incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act in connection with the Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved to the extent required by and in the manner provided by the Certificate of Incorporation or Bylaws of the Company relating to indemnification of directors) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member or members did not act in good faith and in a manner he, she or they reasonably believed to be in or not opposed to the best interest of the Company.

SECTION 3.  ELIGIBILITY.

     Cash awards ("Awards") may be made under this Plan to persons who are executive officers, in the senior executive band, and in the executive band of the Company and its Subsidiaries ("Participants").

     "Subsidiary" shall mean any corporation or other business organization in which the Company owns, directly or indirectly, 25% or more of the voting stock or capital during any Performance Period.

SECTION 4.  PERFORMANCE GOAL CRITERIA.

     The Committee shall establish specific objective targets in relation to the cash operating profit as budgeted by the Company ("budgeted COP") for each performance unit of the Company over a period of a calendar year (the "Performance Period") designated by Compensation Committee as a Performance Period for which an Award shall be made. Awards under the Plan shall be paid solely on account of the attainment of these targets, which shall be preestablished in accordance with Code Section 162(m) and regulations thereunder. For the purposes of the Plan, COP shall be determined as operating income plus depreciation and amortization, normalized for acquisitions, divestitures and other significant financial events. For purposes of the Plan, performance units shall be classified as corporate, group or region, or any combination thereof.

SECTION 5.  CALCULATION OF AWARDS.

     The Committee shall establish Award levels, described as percentages by which a Participant's annual base salary shall be multiplied, to determine the amount of an Award payable upon the attainment of specified targets of budgeted COP. No award under the Plan shall exceed 115% percent of a Participant's annual base salary. An award paid to a Participant shall be calculated using the annual base salary in effect on December 31 of the year for which the Award is made. Notwithstanding the preceding sentence, the annual base salary used to calculate an Award paid to a Participant (under this Section 5 or Section 6) may not exceed such Participant's annual base salary in effect on January 1 of any Performance Period for which the Award is made, increased by 10%.

SECTION 6.  PRORATED AND PARTIAL AWARDS.

     (i) A person hired or promoted into a position identified in Section 3 ("Eligible Position") during a Performance Period shall receive a prorated Award for the period of time the person was employed in an Eligible Position, using the Participant's base salary in effect on December 31 of the Performance Period for which the Award is made.

     (ii) A Participant who is promoted from one Eligible Position to another Eligible Position during a Performance Period shall receive an Award that is prorated for the period of time the Participant was employed within each Eligible Position, using the Participant's annual base salary in effect on December 31 of the Performance Period for which the Award is made.

     (iii) A Participant who is not employed in an Eligible Position on the last day of the Performance Period due to the Participant's transfer to a position with the Company or a Subsidiary that is not an Eligible Position shall receive an Award that is prorated for the period of time the Participant was employed in an Eligible Position, using the Participant's annual salary on the last day that the Participant is employed in that Eligible Position.

     (iv) A Participant whose employment is terminated prior to the last day of the Performance Period shall not receive an Award that is prorated for the period of time the Participant was employed in an Eligible Position unless the reason for such termination was the Participant's death, disability, or retirement. For purposes of this Section 6, a Participant's employment with the Company will be deemed not to be terminated if the Participant's reason for termination was due to immediate employment with any Affiliate; however, such Participant's Award shall be prorated as if the Participant transferred from an Eligible Position to a position that is ineligible for participation in the Plan. The term "Affiliate" shall include The Coca-Cola Company or any corporation or business entity in which The Coca-Cola Company owns, directly or indirectly, 25% or more of the voting stock or capital if such Company is a party to an active reciprocity agreement with the Company and the Company has assented to the Participant's subsequent employment.

     (v) For purposes of this Section 6:

          (a) "Retirement" means a Participant's voluntary termination of employment on a date which is on or after the earliest date on which such Participant would be eligible for an immediately payable benefit pursuant to the terms of the defined benefit pension plan sponsored by the Company or a Subsidiary in which the Participant participates. If the Participant does not participate in such a plan, the date shall be determined as if the Participant participated in the Company's defined benefit plan covering the majority of its non-bargaining employees in the United States.

          (b) "Disability" shall be determined according to the definition of "total and permanent disability," in effect at the time of the determination, in the defined benefit plan sponsored by the Company or a Subsidiary in which the Participant participates. If the Participant does not participate in such a plan, the definition shall be determined as if the Participant participated in the Company's defined benefit plan covering the majority of its non-bargaining employees in the United States.

          (c) "Prorated" means the determination of the amount of an Award for partial participation that is measured according to the nearest whole number of months in which a Participant was employed in an Eligible Position(s) during the Performance Period for which the Award is made.

SECTION 7.  DISCRETION OF THE COMPENSATION COMMITTEE.

     All Awards shall be made solely on the basis of the performance goals set forth by the Committee pursuant to Section 4 and only in accordance with the standards set forth in Section 5. The Committee shall have no authority to increase the amount of an Award payable to a Participant which would otherwise be due upon the attainment of the performance goal. The Committee shall, however, have the authority to reduce or eliminate any Award under the Plan.

SECTION 8.  COMMITTEE CERTIFICATION.

     Prior to the payment of an Award, the Committee shall certify in writing that the performance targets of Section 4 have, in fact, been satisfied.

SECTION 9.  AMENDMENTS, MODIFICATION AND TERMINATION OF THE PLAN.

     The Board or the Committee may terminate the Plan in whole or in part, may suspend the Plan in whole or in part from time to time, and may amend the Plan from time to time to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in the Awards made thereunder that does not constitute the modification of a material term of the Plan, without the approval of the share owners of the Company. No action shall be taken, however, without the approval of the share owners unless the Committee determines that the approval of share owners would not be necessary to retain the benefits of
Section 162(m) of the Internal Revenue Code of 1986, as amended.

SECTION 10.  GOVERNING LAW.

     The Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of Georgia and construed in accordance therewith.

                                                                       EXHIBIT D

                                  AMENDMENT TO
                                 ARTICLE FOURTH

                          CERTIFICATE OF INCORPORATION
                                       OF
                           COCA-COLA ENTERPRISES INC.

     FOURTH: A. The total number of shares of all classes of stock that the Corporation shall have authority to issue is One Billion One Hundred Million (1,100,000,000) shares, consisting of One Billion (1,000,000,000) shares of common stock, par value $1 per share (hereinafter referred to as "Common Stock") and One Hundred Million (100,000,000) shares of preferred stock, par value $1 per share (hereinafter referred to as "Preferred Stock").

     B. The board of directors of the Corporation is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a "Preferred Stock Designation") to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the shares of Common Stock, without a vote of the holders of the shares of Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the Preferred Stock Designation or Preferred Stock Designations establishing the series of Preferred Stock.

     C. Each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which the holders of shares of Common Stock are entitled to vote.

     D. Each share of Common Stock of the Corporation issued and outstanding or held in the treasury of the Corporation immediately prior to the close of business on May 1, 1997, that being the time when the amendment of this Article FOURTH of the Certificate of Incorporation shall have become effective, is changed into and reclassified as three fully paid and nonassessable shares of Common Stock, par value $1 per share, and at the close of business on such date, each holder of record of Common Stock shall, without further action, be and become the holder of two additional shares of Common Stock for each share of Common Stock held of record immediately prior thereto. Effective at the close of business on such date, each certificate representing shares of Common Stock outstanding or held in treasury immediately prior to such time shall continue to represent the same number of shares of Common Stock and as promptly as practicable thereafter, the Corporation shall issue and cause to be delivered to each holder of record of shares of Common Stock at the close of business on such date an additional certificate or certificates representing two additional shares of Common Stock for each share of Common Stock held of record immediately prior thereto.

                                (RECYCLE LOGO)
                           Printed on recycled paper

                                                                   APPENDIX A

                      [Coca-Cola Enterprises Inc. Logo]

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                        OF COCA-COLA ENTERPRISES INC.

P   The undersigned hereby (a) appoints J. Guy Beatty, Jr., Lowry F. Kline,
R   and Philip H. Sanford, each as proxies with full power of substitution, to
O   vote all shares of Common Stock of Coca-Cola Enterprises Inc. owned of
X   record by the undersigned and (b) directs SunTrust Bank, Atlanta,Trustee
Y under the Coca-Cola Enterprises Inc. Matched Employee Savings and Investment Plan,to vote in person or by proxy all shares of Common Stock of Coca-Cola Enterprises Inc. allocated to any accounts of the undersigned under such Plan, and which the undersigned is entitled to vote, on all matters which may come before the 1997 Annual Meeting of Share Owners to be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, on April 21, 1997 at 10:30 a.m. local time, and any adjournments thereof, unless otherwise specified herein.

    Proposal 1:
        Election of Directors, Nominees:

        For terms to expire at the 2000 Annual Meeting of Share Owners:
        Howard G. Buffett, Johnnetta B. Cole, Claus M. Halle, Jean-Claude Killy, and Henry A. Schimberg.

        YOUR ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING
        THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT
        MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE   SEE REVERSE
        BOARD OF DIRECTORS' RECOMMENDATIONS.  THE PROXIES CANNOT        SIDE
        VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.



/ X /   PLEASE MARK YOUR                                                2516
        VOTE AS IN THIS
        EXAMPLE

        This proxy, when properly executed will be voted in the manner directed herein. If no directions are given, this proxy will be voted FOR the election of directors, FOR Proposals 2, 3, 4, 5 and 6, AGAINST Proposal 7, and as the proxies deem advisable on all other matters that may properly come before the Meeting.


-----------------------------------------------------------------------------------------------------------------------------------
                           The Board of Directors recommends a vote FOR Proposals 1, 2, 3, 4, 5, and 6.
-----------------------------------------------------------------------------------------------------------------------------------
                  FOR WITHHELD                                FOR AGAINST ABSTAIN                               FOR AGAINST ABSTAIN
1. Election of                  2. To approve the Company's   [ ]   [ ]     [ ]   4. To approve the Company's   [ ]   [ ]     [ ]
   Directors      [ ]   [ ]        1997 Stock Option Plan;                           Executive Management
   (See Reverse)                                                                     Incentive Plan (effective
                                3. To approve the Company's   [ ]   [ ]     [ ]      January 1, 1997);
For, except vote withheld          Long-Term Incentive Plan
from the following nominee(s):     (effective January 1, 1997);                   5. To approve an amendment    [ ]   [ ]     [ ]
                                                                                     to the Company's
______________________________                                                       certificate of Incorporation
                                                                                     to increase the authorized
                                                                                     common stock and to effect
                                                                                     a 3-for-1 split of the
                                                                                     common stock of the Company;

                                                                                  6. To ratify the appointment  [ ]   [ ]     [ ]
                                                                                     of Ernst & Young LLP as
                                                                                     independent auditors of
                                                                                     the Company for the 1997
                                                                                     fiscal year; and
                                                                                  -------------------------------------------------
                                                                                      THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                                                                                                 AGAINST PROPOSAL 7.
                                                                                  -------------------------------------------------
                                                                                                                FOR AGAINST ABSTAIN
                                                                                       7. Share-Owner Proposal  [ ]   [ ]     [ ]
                                                                                          to create an
                                                                                          independent nominating
                                                                                          committee.
                                                                                  -------------------------------------------------
                                                                                          Do you plan to        [ ]   [ ]
                                                                                          attend the Annual     Yes   No
                                                                                          Meeting?

SIGNATURE(S)________________________________________________________________ DATE _____________________

Please sign exactly as name appears hereon.  Joint owners should each sign.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.